                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the registrant [X]          [_] Definitive additional materials
  Filed by a party other than the      [_] Soliciting material pursuant to
  registrant [_]                         Rule 14a-11(c) or Rule 14a-12
  Check the appropriate box:           [_] Confidential, for Use of the
  [_] Preliminary proxy statement        Commission Only (as permitted by
  [X] Definitive proxy statement         Rule 14a-6(e)(2))

                          ST. IVES LABORATORIES, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
  11.

  (1) Title of each class of securities to which transaction applies:

                    Common Stock, par value $.01 per share
-------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transactions applies: 7,025,399 shares

-------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                    $15.00
-------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
                                 $105,380,985
-------------------------------------------------------------------------------

  (5) Total fee paid:

                                  $21,076.20
-------------------------------------------------------------------------------

  [X] Fee paid previously with preliminary materials

-------------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

-------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

  (3) Filing Party:

-------------------------------------------------------------------------------

  (4) Date Filed:

-------------------------------------------------------------------------------

              [LOGO OF ST. IVES LABORATORIES, INC. APPEARS HERE]

                          ST. IVES LABORATORIES, INC.
                              9201 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA 91311

                                                                January 8, 1996

Dear Stockholder:

  You are invited to attend a Special Meeting of Stockholders of St. Ives Laboratories, Inc. (the "Company") to be held at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 on February 6, 1996 at 9:00 a.m. local time.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of the Company with a wholly owned subsidiary of Alberto-Culver Company ("Alberto-Culver"), following which the Company will become a wholly owned subsidiary of Alberto-Culver. Upon the consummation of the Merger, each share of common stock of the Company ("Common Stock") outstanding immediately prior to the Merger will be converted into the right to receive $15.00 in cash.

  Goldman, Sachs & Co., the investment banking firm retained by the Board of Directors of the Company in connection with the Merger, has rendered its opinion dated October 30, 1995 that, as of such date, the $15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders. A copy of the opinion is attached to the enclosed Proxy Statement as Annex C and should be read in its entirety.

  YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE MERGER AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

  In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by stockholders of the Company at the Special Meeting and a proxy card. The Proxy Statement more fully describes the proposed Merger and includes information about the Company and Alberto-Culver. Please read the Proxy Statement and Notice and consider the information included therein carefully.

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ GARY H. WORTH

                                          GARY H. WORTH
                                          Chairman and Chief Executive Officer

                          ST. IVES LABORATORIES, INC.
                              9201 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA 91311

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 6, 1996

  Notice is hereby given that a Special Meeting of Stockholders of St. Ives Laboratories, Inc., a Delaware corporation (the "Company"), will be held on February 6, 1996, at 9:00 a.m., local time, at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 for the following purposes:

    (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and among the Company, Alberto-Culver Company, a Delaware corporation ("Alberto-Culver"), and AC Acquiring Co., a Delaware corporation and a wholly owned subsidiary of Alberto-Culver ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the "Merger"), at which time the Company will become a wholly owned subsidiary of Alberto-Culver, and (b) each share of the Company's common stock, par value $.01 per share ("Common Stock"), outstanding immediately prior to the Merger will be converted into the right to receive $15.00 in cash; and

    (2) To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on December 29, 1995, the record date with respect to this solicitation, are entitled to notice of and to vote at the Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, in person or by proxy, is required to approve the Merger Agreement and the Merger.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

  A complete list of stockholders entitled to vote at the Special Meeting will be available for examination at the Company's principal executive offices, located at 9201 Oakdale Avenue, Chatsworth, California 91311, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least 10 days prior to the Special Meeting and will also be available for inspection at the Special Meeting.

                                   IMPORTANT

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JOHN L. BOYLE

                                          JOHN L. BOYLE, Secretary

Chatsworth, California
January 8, 1996

                          ST. IVES LABORATORIES, INC.
                              9201 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA 91311

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 6, 1996

  This Proxy Statement is being furnished to the holders of shares of Common Stock, $.01 par value ("Common Stock"), of St. Ives Laboratories, Inc., a Delaware corporation (the "Company" or "St. Ives"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on February 6, 1996 at 9:00 a.m., local time, at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 and at any postponements or adjournments thereof.

  At the Special Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and among the Company, Alberto-Culver Company, a Delaware corporation ("Alberto-Culver"), and AC Acquiring Co., a Delaware corporation and a wholly owned subsidiary of Alberto-Culver ("Merger Sub"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), (i) the Company will become a wholly owned subsidiary of Alberto-Culver and (ii) each outstanding share of Common Stock immediately prior to the Merger (other than shares of Common Stock held by the Company or Alberto-Culver or any of Alberto-Culver's subsidiaries, or by stockholders who have perfected and not withdrawn their right to seek appraisal of their shares under applicable Delaware law) will be converted into the right to receive $15.00 per share in cash. See "The Merger--Conversion and Cancellation of Common Stock" and "--Appraisal Rights." In addition, each holder of an employee stock option to acquire shares of Common Stock will, immediately after the Effective Time, become entitled to receive a cash payment equal to $15.00 less the per share exercise price under the option for each share of Common Stock covered by such option. See "The Merger--Treatment of Stock Options."

  This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and proxy to all stockholders of record on December 29, 1995 (the "Record Date"), the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold Common Stock in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone. In addition, while the Company has no present intention to retain anyone to assist in soliciting proxies, the Company may do so if it deems such action necessary. The cost of the solicitation of proxies will be borne by the Company.

  The information contained in this Proxy Statement is qualified in its entirety by the Annexes hereto and the documents referred to and incorporated by reference herein, each of which is important and should be carefully reviewed in its entirety.

  This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the accompanying proxy are first being mailed to stockholders of the Company on or about January 8, 1996.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

             The date of this Proxy Statement is January 8, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10019. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market and certain of the Company's reports, proxy materials and other information can be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents previously filed with the SEC by the Company (File No. 0-16060) are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994, filed January 8, 1996;

  2. The Company's 1995 Proxy Statement for the Annual Meeting of
     Stockholders held on May 9, 1995;

  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

  4. The Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1995, filed January 8, 1996.

  All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS OF THE COMPANY BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO) ARE AVAILABLE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, DIRECTED TO JOHN L. BOYLE, SECRETARY, ST. IVES LABORATORIES, INC., 9201 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA 91311, TELEPHONE NUMBER (818) 709-5500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY JANUARY 23, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................  ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  ii
SUMMARY OF PROXY STATEMENT.................................................   1
SPECIAL MEETING OF SHAREHOLDERS............................................   1
THE MERGER.................................................................   2
INTRODUCTION...............................................................  10
PARTIES TO THE MERGER......................................................  10
VOTING AND PROXIES.........................................................  11
  Date, Time and Place of Special Meeting..................................  11
  Record Date and Outstanding Shares.......................................  11
  Voting Proxies...........................................................  11
  Vote Required............................................................  12
  Solicitation of Proxies; Expenses........................................  12
THE MERGER.................................................................  12
  General..................................................................  12
  Background of the Merger.................................................  13
  Reasons for the Merger...................................................  15
  Opinion of Financial Advisor to the Company..............................  15
  Effective Time of the Merger.............................................  18
  Conversion and Cancellation of Common Stock..............................  19
  Treatment of Stock Options...............................................  19
  Exchange Procedures......................................................  19
  Conduct Pending the Merger...............................................  19
  Other Offers.............................................................  21
  Indemnification..........................................................  21
  Employee Benefits........................................................  22
  Conditions to the Merger.................................................  23
  Termination..............................................................  24
  Expenses and Termination Fees............................................  25
  Amendment................................................................  25
  Interests of Certain Persons in the Merger...............................  26
  Federal Income Tax Considerations........................................  29
  Regulatory Filings and Approvals.........................................  29
  Appraisal Rights.........................................................  29
SELECTED FINANCIAL DATA....................................................  32
MARKET PRICES OF COMMON STOCK; DIVIDENDS...................................  33
STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS...................  34
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  35
OTHER MATTERS..............................................................  35
1996 ANNUAL MEETING OF STOCKHOLDERS........................................  35
ANNEXES
  A--Agreement and Plan of Merger ......................................... A-1
  B--Stockholders Stock Option Agreement................................... B-1
  C--Opinion of Goldman, Sachs & Co........................................ C-1
  D--Section 262 of the Delaware General Corporation Law................... D-1

                           SUMMARY OF PROXY STATEMENT

  This Proxy Statement relates to the proposed merger (the "Merger") of AC Acquiring Co., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Alberto-Culver Company, a Delaware corporation ("Alberto-Culver"), with and into St. Ives Laboratories, Inc., a Delaware corporation (the "Company" or "St. Ives"). The following is intended as a summary of the information contained in this Proxy Statement, is not intended to be a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement or incorporated herein by reference. Capitalized terms used but not defined in this summary have the meaning given to them elsewhere in this Proxy Statement.

                        SPECIAL MEETING OF SHAREHOLDERS

DATE, TIME AND PLACE........  The Special Meeting will be held on February 6,
                              1996, at 9:00 a.m., local time, at The Ritz-
                              Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106.

RECORD DATE.................  Only holders of record of shares of Common Stock at the close of business on December 29, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and at any postponements or adjournments thereof.

PURPOSE OF THE MEETING......  The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that, at the Effective Time, the Company will become a wholly owned subsidiary of Alberto-Culver and each outstanding share of Common Stock (other than shares owned by the Company, Alberto-Culver and Alberto-Culver's subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $15.00 in cash, without interest.

OUTSTANDING SHARES..........  At the close of business on the Record Date, there were 7,037,899 shares of Common Stock outstanding, and each such share is entitled to one vote.

VOTE REQUIRED...............  Approval of the Merger Agreement and the
                              transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Certain stockholders of the Company, holding in the aggregate 2,414,770 shares of the Common Stock, or 34.3% of the outstanding shares on the Record Date, have entered into a Stockholders Stock Option Agreement with Alberto-Culver pursuant to which Alberto-Culver has been granted a proxy to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to consummation of the Merger. See "The Merger-- Interests of Certain Persons in the Merger-- Stockholders Stock Option Agreement."

                                   THE MERGER

THE PARTIES

 The Company................  The Company develops, manufactures and markets personal care products under its SWISS FORMULA(R) brand and manufacturers custom label products for sale by other companies. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SWIS". The principal executive offices of the Company are located at 9201 Oakdale Avenue, Chatsworth, California 91311, and the telephone number at that address is (818) 709-5500.

 Alberto-Culver.............  Alberto-Culver and its subsidiaries have two principal businesses. One business develops, manufactures, distributes and markets branded consumer products worldwide. The second business is Sally Beauty Company, a specialty distributor of professional beauty products with approximately 1,500 stores in the United States, Puerto Rico, the United Kingdom and Japan. Alberto-Culver's Class A and Class B common stock are traded on the New York Stock Exchange, Inc. ("NYSE") under the symbols "ACVA" and "ACV," respectively.

 Merger Sub.................  Merger Sub is a wholly owned subsidiary of
                              Alberto-Culver. Merger Sub was formed by Alberto-Culver for the purpose of effecting the Merger and has not conducted any prior business. The principal executive offices of Alberto-Culver and Merger Sub are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160, and the telephone number at that address is (708) 450-3000.

THE MERGER

 General....................  Pursuant to the terms of the Merger Agreement, at the Effective Time (i) Merger Sub will be merged with and into the Company and will cease to exist as a separate entity; (ii) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), will become a wholly owned subsidiary of Alberto-Culver; and
                              (iii) each outstanding share of Common Stock
                              (other than shares owned by the Company, Alberto-Culver and Alberto-Culver's subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $15.00 in cash, without interest (the "Merger Consideration").

 Background of the Merger;
 the Company's Reasons for
 the Merger.................  In March 1994, representatives of Alberto-Culver contacted the Company regarding the possibility of a business combination between the two Companies. Several discussions were held between April 1994 and October 1994 and between May 1995 and July 1995 concerning a potential transaction. In September 1995, Alberto-Culver offered to acquire all the outstanding Common Stock for

                              $15.00 per share, payable in a combination of cash and Alberto-Culver capital stock. Realizing that a transaction between Alberto-Culver and St. Ives might be possible and with a view toward ensuring that the maximum value would be realized in such a transaction, management contacted two other major companies in the health and beauty products industry at that time to determine their interest in a potential transaction; however, these companies did not indicate that they would be willing to pay a price for the Company that management believed would fully reflect the Company's value. A definitive agreement was negotiated, which provided that the entire amount of the Merger Consideration would be payable in cash, and on October 30, 1995 the Company's Board approved the Merger Agreement.

                              The Company's Board of Directors believes that the terms of the Merger are fair to the stockholders of the Company. In reaching this conclusion, the Board has considered a number of factors relating to the business and prospects of the Company, the industry it serves and its customers, the advice of its advisors, and the terms of the Merger Agreement. For a more detailed discussion of these matters, see "The Merger--Background of the Merger," "--Reasons for the Merger" and "--Opinion of Financial Advisor to the Company."

 Recommendation of the
 Company's Board of
 Directors..................  THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                              STOCKHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

 Opinion of Financial
 Advisor....................  Goldman, Sachs & Co. ("Goldman Sachs") has
                              delivered its written opinion to the Board of Directors of the Company that, as of October 30, 1995, the $15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders.

                              The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF SHARES OF COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. SEE "THE MERGER--OPINION OF FINANCIAL ADVISOR TO THE COMPANY."

 Effective Time.............  The Effective Time will be the time and date when a Certificate of Merger and certain other documents are filed by the Company and Merger Sub with the Secretary of State of the State of Delaware and the Merger thereby becomes effective. Subject to the terms and conditions of the Merger Agreement, it is presently contemplated that the Effective Time will occur as soon as practicable after each of the conditions to the Merger have been satisfied or waived. See "The Merger--Effective Time of the Merger," "--Conditions to the Merger" and "-- Regulatory Filings and Approvals."

 Conditions to the Merger...  The respective obligations of the Company and
                              Alberto-Culver to consummate the Merger are subject to certain conditions, including, among others, (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting and
                              (ii) the receipt of all necessary regulatory approvals of the Merger. See "The Merger-- Conditions to the Merger."

 Additional Agreements
 between the Company and
 Alberto-Culver.............  In the Merger Agreement, the Company has agreed, among other things, that (i) the Company and each of its subsidiaries will conduct business only in the ordinary and usual course and (ii) neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries permit their respective officers, directors, employees, agents and representatives to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company or its subsidiaries (an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that no provision of the Merger Agreement will prohibit the Board of Directors of the Company from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal or delivers an unsolicited, bona fide, written expression of interest that could reasonably be expected to lead to an Alternative Proposal, which is not subject to the arrangement of financing and that the Board of Directors of the Company determines, in good faith, represents a financially superior transaction for the stockholders of the Company as compared to the Merger (a "Superior Proposal"), if, and only to the extent that, (1) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Alberto-Culver to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (3) subject to the same fiduciary standards as in the preceding clause (1), the Company keeps Alberto-Culver informed of the status and all material information with respect to any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. See "The Merger--Conduct Pending the Merger" and "--Other Offers."

 Termination and
 Amendment................... The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of the Company and Alberto-Culver or by either the Company or Alberto-Culver if, among other things, (i) the Merger has not become effective by March 31, 1996, (ii) a United States federal or state court of competent jurisdiction issues an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree has become final, or (iii) the approval of the Merger by the stockholders has not been obtained at the Special Meeting. In addition, the Merger Agreement may be terminated by Alberto-Culver if, among other things, (i) there is an uncured or uncurable material breach or nonperformance by the Company which has or could reasonably be expected to have resulted in a failure of a condition to closing under the Merger Agreement, or (ii) the Board of Directors of the Company withdraws or modifies in a manner adverse to Alberto-Culver the Board's approval or recommendation of the Merger or recommends an Alternative Proposal to the Company's stockholders.

                              The Company may terminate the Merger Agreement if
                              (i) there is an uncured or uncurable material breach or nonperformance by Alberto-Culver which has resulted in or could reasonably be expected to result in a failure of a condition to closing under the Merger Agreement, or (ii) there is an Alternative Proposal which is not subject to the arrangement of financing and the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) that such Alternative Proposal represents a Superior Proposal and in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such Alternative Proposal being made. The Merger Agreement may only be amended by written agreement of the Company and Alberto-Culver. See "The Merger--Termination" and "--Amendment."

 Termination Fee............  The Company has agreed to pay to Alberto-Culver in cash a termination fee of $3,500,000 (the
                              "Termination Fee") if any person shall have made an Alternative Proposal and thereafter the Merger Agreement is terminated, (i) by the Company in response to the Alternative Proposal, (ii) by Alberto-Culver, or (iii) for any other reason (other than a breach of the Merger Agreement by Alberto-Culver) if in the case of this clause
                              (iii) the transaction contemplated by the Alternative Proposal is consummated within one year after such termination. See "The Merger-- Expenses and Termination Fees."

 Indemnification............  From and after the Effective Time, Alberto-Culver will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws for acts and omissions occurring at or prior to the Effective Time. In addition, Alberto-Culver has agreed to cause the Surviving Corporation to use its reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing coverage. See "The Merger-- Indemnification."

 Employee Benefits..........  After the Effective Time, Alberto-Culver, in its
                              sole discretion, will either (i) make available, for the benefit of employees of the Company and its subsidiaries, continued participation in employee benefit plans maintained by the Company and its subsidiaries immediately prior to the Effective Time or (ii) make available either employee benefit plans maintained by Alberto-Culver immediately prior to the Effective Time or employee benefit plans established by Alberto-Culver for the benefit of employees of the Company and its subsidiaries. See "The Merger-- Employee Benefits."

 Regulatory Filings and
 Approvals................... Under the Hart-Scott-Rodino Antitrust
                              Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions, including the Merger, may not be consummated until specified waiting period requirements have been satisfied. On November 3, 1995, and November 7, 1995, the Notification and Report Forms required pursuant to the HSR Act were filed by Alberto-Culver and the Company, respectively, with the Antitrust Division of the Department of Justice and the FTC for review in connection with the Merger. On November 17, 1995, the FTC granted early termination of the applicable waiting periods. See "The Merger--Regulatory Filings and Approvals."

 Interests of Certain
 Persons in the Merger......  In considering the recommendation of the Board of
                              Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company have interests in connection with the Merger.

                              Stockholders Stock Option Agreement. As a condition to proceeding with the negotiation of the Merger Agreement, Alberto-Culver required that Gary H. Worth, Chairman and Chief Executive Officer of the Company, and certain members of the Worth family and certain trusts and partnerships affiliated with Mr. Worth (collectively, the "Worth Stockholders"), grant to Alberto-Culver an option to purchase a total of 2,414,770 shares of Common Stock, representing approximately 34.3% of the outstanding Common Stock on the Record Date. Under the terms of the Stockholders Stock Option Agreement executed concurrently with the Merger Agreement, a copy of which is attached hereto as Annex B, the option is exercisable only in certain specified circumstances in the 120-day period following termination of the Merger Agreement. In addition, under this agreement, the Worth Stockholders have granted to Alberto-Culver a proxy to vote the shares of Common Stock owned by the Worth Stockholders in favor of the Merger and to vote such shares against any competing transaction that might be proposed by a third party prior to consummation of the Merger. In consideration of the grant of the option and proxies to vote, if the Merger is consummated, Alberto-Culver will pay to the Worth Stockholders an amount based on net sales of certain products sold by Alberto-Culver during the 20 calendar quarters following the Merger. See "The Merger--Interests of Certain Persons in the Merger--Stockholders Stock Option Agreement."

                              Worth Consulting and Non-Competition
                              Agreement. It is a condition to the consummation of the Merger that Mr. Worth enter into a Consulting and Non-Competition Agreement with Alberto-Culver. Under the terms of the Consulting and Non-Competition Agreement, Mr. Worth, beginning with the date of the Merger and until five years thereafter, has agreed to render such consulting services to Alberto-Culver as he and the chief executive officer of Alberto-Culver may mutually agree upon. Mr. Worth has also agreed under the terms of the Consulting and Non-Competition Agreement that neither he nor any person or entity controlled by or under common control with him will, for the term of consultation and for a period of two years thereafter, directly or indirectly, engage in or assist in any business which is engaged in the development, manufacture or sale of certain products competitive with those of Alberto-Culver. Alberto-Culver will pay Mr. Worth as compensation for his consulting services and agreement not to compete an amount based on net sales of certain products sold by Alberto-Culver during the 20 calendar quarters following the Merger. See "The Merger--Interests of Certain Persons in the Merger--Worth Consulting and Non-Competition Agreement."

                              Retention Bonus and Stock Option Payment
                              Agreement. On October 30, 1995, the Board of
                              Directors of the Company authorized the Company to enter into Retention Bonus and Stock Option Payment Agreements (each a "Retention Agreement") with the following eight executive officers (each an "Executive"): Mac Allen Culver III, President and Chief Operating Officer; John L. Boyle, Chief Financial Officer, Vice President and Secretary; Stuart A. Fine, Vice President Marketing; Roger
                              A. Gedney, Vice President Research and
                              Development; Richard M. Harvey, Vice President and General Counsel; Frank J. Loffa, Vice President Sales; Ronald P. Marconet, Vice President Operations; and Rik D. Vig, Vice President Creative.

                              Under the terms of each Retention Agreement, the Company has agreed that if the Executive remains continuously employed by the Company through the one year period following a Change in Control

                              (including the proposed Merger) that occurs within two years of the effective date of the Retention Agreement, it shall pay the Executive a retention bonus based on a multiple of the Executive's average annual taxable compensation over the preceding five years less any cash payments received by the Executive as a result of the acceleration of options upon the consummation of the Merger. The Company will also pay the Executive such amount if the Executive's employment is terminated by the Company before such one year period by reason of involuntary termination or by the Executive for Good Reason as defined in each Retention Agreement. The Company will distribute the Retention Bonus immediately following such one year period. The Company has determined and agreed that the aggregate of all retention bonuses to be paid to the Executives will not exceed approximately $6,540,000. See "The Merger--Interests of Certain Persons in the Merger--Retention Bonus and Stock Option Payment Agreement."

 Federal Income Tax
 Consequences................ In general, each stockholder, including stockholders who exercise appraisal rights, will recognize gain or loss per share equal to the difference between the cash received for the stockholder's shares and the stockholder's tax basis per share in the Common Stock. Such gain or loss generally will be treated as capital gain or loss if a stockholder's shares of Common Stock were held as capital assets at the time of the Merger. Shares of Common Stock acquired through the exercise of employee stock options and which have not been held for the requisite holding periods will not be treated as capital assets and gain on such shares will be subject to federal income tax at ordinary income rates. THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER SHOULD CAREFULLY REVIEW THE MORE DETAILED DESCRIPTION CONTAINED IN "THE MERGER-- FEDERAL INCOME TAX CONSEQUENCES" AND CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS. SPECIAL RULES APPLY TO COMMON STOCK ACQUIRED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. See "The Merger--Federal Income Tax Consequences."

 Appraisal Rights...........  Stockholders who do not vote in favor of the
                              Merger and who have fully complied with the applicable provisions of Section 262 of the Delaware General Corporation Law ("DGCL") may have the right to require the Surviving Corporation to purchase the shares of Common Stock held by them for cash at the fair value of those shares as determined in accordance with the DGCL. See "The Merger--Appraisal Rights."

 Recent Market Price of
 Company Common Stock.......  On October 30, 1995, the last full trading day prior to public announcement of the signing of the Merger Agreement, the high and low bid prices per share reported on the Nasdaq National Market for the Common Stock were $13.25 and $11.75, respectively. The average daily closing bid price per share reported on the Nasdaq National Market for the Common Stock during the month of August 1995 was $8.37.

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at a Special Meeting of Stockholders of the Company to be held on February 6, 1996 (the "Special Meeting"). This Proxy Statement is first being mailed to stockholders of the Company on or about January 8, 1996.

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and among the Company, Alberto-Culver and Merger Sub, pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the "Merger") and (b) each share of Common Stock outstanding immediately prior to the Merger (other than shares owned by the Company, Alberto-Culver and Alberto-Culver subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $15.00 in cash. In addition, each holder of an employee stock option to acquire shares of Common Stock will, immediately after the Effective Time, become entitled to receive a cash payment equal to $15.00 less the per share exercise price under the option for each share of Common Stock covered by such option. Upon the consummation of the Merger, the separate existence of Merger Sub will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub will be vested in the Company and the Company will become a wholly owned subsidiary of Alberto-Culver. See "The Merger."

  THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENT AND THE MERGER.

                             PARTIES TO THE MERGER

ST. IVES LABORATORIES, INC.

  The Company develops, manufactures and markets personal care products under its SWISS FORMULA(R) brand, and manufactures custom label products for sale by other companies.

  Since introducing its SWISS FORMULA(R) Henna Shampoo in 1980, the Company has expanded its SWISS FORMULA(R) line of personal care products to include additional shampoos, conditioners, hair treatments, skin creams, skin lotions, and other personal care products. The SWISS FORMULA(R) line was developed on the premise that significant demand existed at the mass merchandise level for personal care products with botanically enriched, quality formulations at a price affordable by a broad base of consumers. The Company sells its SWISS FORMULA(R) brand of personal care products on an international basis primarily through food, drug, and mass merchandise stores and military exchanges and commissaries.

  The Company's custom label business consists of the development, formulation, and custom manufacture of a wide variety of health and beauty care products for sale by customers under their own trademarks. Customers for custom label products place orders on a periodic basis without any continuing contractual obligations.

  In the 1990s, the Company has continued to pursue opportunities to expand its business in the domestic market and has aggressively pursued international expansion.

ALBERTO-CULVER COMPANY

  Alberto-Culver and its subsidiaries have two principal businesses. One business develops, manufactures, distributes and markets branded consumer products worldwide. The second business is Sally Beauty Company, a specialty distributor of professional beauty products with approximately 1,500 stores in the United States, Puerto Rico, the United Kingdom and Japan. Alberto-Culver's major health and beauty care products in the United

States include the ALBERTO VO5 line of hair care products, the TRESemme line of hair care products, CONSORT hair spray, FDS feminine deodorant spray and the TCB line of hair care products for the ethnic market.

  Food and household products sold in the United States include MRS. DASH salt-free seasonings, MOLLY McBUTTER dairy sprinkles, SUGARTWIN sugar substitute, STATIC GUARD anti-static spray, DIAFOODS THICK-IT specialty food thickener and various institutional food products sold under the MILANI and SMITHERS trademarks.

  Alberto-Culver's consumer products are sold in more than 100 countries. Through its Cederoth subsidiary, Alberto-Culver manufactures and markets health and beauty care products throughout Scandinavia and in Spain and Italy. In the United Kingdom, Alberto-Culver markets, among other products, the ALBERTO VO5 line of hair care products. Other major international markets for Alberto-Culver products include Canada, Mexico, Puerto Rico, Australia, Italy and New Zealand.

  Sally Beauty Company, Inc. operates a network of cash-and-carry professional beauty product supply stores. Sally stores provide salon owners, hairdressers and consumers with an extensive selection of hair care and skin care products, cosmetics, styling appliances and other beauty items.

AC ACQUIRING CO.

  Merger Sub is a wholly owned subsidiary of Alberto-Culver and was formed by Alberto-Culver to effect the Merger and has had no prior business. Upon consummation of the Merger, Merger Sub will be merged with and into the Company, and Merger Sub's separate corporate existence will thereupon cease.

                              VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL MEETING

  The Special Meeting is scheduled to be held at 9:00 a.m., local time, on February 6, 1996, at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of shares of Common Stock at the close of business on December 29, 1995 (the "Record Date") may vote at the Special Meeting or at any adjournments or postponements thereof. As of the Record Date, there were 7,037,899 shares of Common Stock outstanding, the only class of securities of the Company entitled to vote at the Special Meeting, held by approximately 135 stockholders of record. Each stockholder is entitled to one vote for each share registered in the stockholder's name on the Record Date.

VOTING PROXIES

  Many of the Company's stockholders may be unable to attend the Special Meeting. Therefore, the Company's Board of Directors is soliciting proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. However, if a stockholder does not return a signed proxy card, his or her shares will not be voted by the proxies. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD AND A CHOICE IS NOT SPECIFIED, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED IN FAVOR OF THE MERGER AND MAY ALSO BE VOTED IN THE PROXY HOLDER'S DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, EXCEPT THAT SHARES REPRESENTED BY PROXIES WHICH HAVE BEEN VOTED "AGAINST" THE MERGER AGREEMENT AND THE MERGER WILL NOT BE USED TO VOTE "FOR" POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING FOR THE

PURPOSE OF ALLOWING ADDITIONAL TIME FOR SOLICITING ADDITIONAL VOTES "FOR" THE MERGER AGREEMENT AND THE MERGER. See "--Vote Required" and "Other Matters."

  Stockholders of the Company who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked (i) by duly executing and delivering a later proxy prior to the exercise of such proxy, (ii) by giving notice of revocation in writing to the Secretary of the Company prior to the meeting, at 9201 Oakdale Avenue, Chatsworth, California 91311, or (iii) by attending the Special Meeting and voting in person.

VOTE REQUIRED

  A quorum for the transaction of business at the meeting consists of holders of the majority of the outstanding shares of the Company's Common Stock, present in person or by proxy. In the event that less than a majority of the outstanding shares are present at the Special Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Special Meeting from time to time without further notice, other than announcement at the Special Meeting, until a quorum shall be present or represented.

  The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock of the Company as of the Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Under the DGCL, in determining whether the proposal regarding the adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such proposal.

  As a condition to proceeding with the negotiation of the Merger Agreement, Alberto-Culver required that Gary H. Worth, Chairman and Chief Executive Officer of the Company, and certain family members and certain trusts and partnerships affiliated with Mr. Worth (collectively, the "Worth Stockholders") grant to Alberto-Culver an option to purchase a total of 2,414,770 shares of Common Stock, representing approximately 34.3% of the outstanding Common Stock as of the Record Date. Under the terms of the Stockholders Stock Option Agreement executed concurrently with the Merger Agreement, a copy of which is attached hereto as Annex B, the option is exercisable only in certain specified circumstances in the 120-day period following termination of the Merger Agreement. In addition, under this agreement, the Worth Stockholders have granted to Alberto-Culver a proxy to vote the shares of Common Stock owned by the Worth Stockholders in favor of the Merger and to vote such shares against any competing transaction that might be proposed by a third party prior to consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger--Stockholder Stock Option Agreement."

SOLICITATION OF PROXIES; EXPENSES

  The cost of solicitation, including the cost of preparing and mailing the Notice of the Special Meeting of Stockholders and this Proxy Statement, will be paid by the Company. Solicitation will be made primarily by mailing this Proxy Statement to all stockholders entitled to vote at the Special Meeting. Proxies may be solicited by officers and regular employees, but at no compensation in addition to their regular compensation as employees. The Company may reimburse brokers, banks, and others holding shares in their names for third parties, for the cost of forwarding Proxy Statements to and obtaining proxies from third parties. In addition, while the Company has no present intention to retain anyone to assist in soliciting proxies, the Company may do so if it deems such action necessary.

                                  THE MERGER

GENERAL

  The discussion in this Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement and the Stockholders Stock Option Agreement, copies of which are attached hereto as Annex A and Annex B, respectively, and incorporated herein by reference, and to each of the other Annexes to this Proxy Statement.

BACKGROUND OF THE MERGER

  In April 1994, Frederick C. Broda, Vice President, Corporate Development of Alberto-Culver USA, Inc., contacted Gary W. Worth, Chairman and Chief Executive Officer of St. Ives, regarding the possibility of a merger between St. Ives and Alberto-Culver. Mr. Broda indicated that Alberto-Culver was impressed with the St. Ives' branded products and the growth in its skin care products. Mr. Worth then informed Mr. Broda that he should contact Mac Allen Culver III, President and Chief Operating Officer of St. Ives.

  In early May 1994, a breakfast meeting was arranged between Mr. Culver and Howard B. Bernick, President and Chief Executive Officer of Alberto-Culver, and Carol L. Bernick, Executive Vice President of Alberto-Culver and President of Alberto-Culver USA, Inc., to discuss whether some form of a business combination might be possible.

  In September 1994, Mr. Culver met with Mr. Broda and John T. Boone, Group Vice President, Domestic Consumer Products, Alberto-Culver USA, Inc., to discuss a possible transaction. These discussions were continued the next day at a meeting between Mr. Culver, Mr. Broda and Mr. Bernick.

  Mr. Worth met with Mr. Broda in late September 1994 to continue the discussions regarding a potential business combination.

  In October 1994, Mr. Worth, Mr. Bernick, Mr. Broda and Mrs. Bernick met to discuss a possible merger between St. Ives and Alberto-Culver. The meeting consisted of a general discussion of the business of St. Ives, the potential synergies to be realized through such a combination and the way Alberto-Culver would view St. Ives after such a merger. The meeting concluded with Mr. Worth being of the view that it was unlikely that an acquisition of St. Ives would be proposed.

  Also in October 1994, Mr. Worth was asked to meet with Leonard H. Lavin, Chairman of the Board of Alberto-Culver, and Bernice E. Lavin, Vice Chairman, Secretary and Treasurer of Alberto-Culver, and Mr. Broda to continue these discussions. Following this meeting, there was a period of approximately six months during which there was no direct contact between the parties regarding a possible transaction.

  In May 1995, Mr. Culver and Mr. Broda had a telephone conversation to discuss further the interest of Alberto-Culver in acquiring St. Ives. Later that month, Messrs. Culver and Broda met to discuss the progress of St. Ives and, in general, how St. Ives would be operated if there were to be a merger between the two companies.

  In June 1995, a meeting was arranged among Messrs. Broda and Boone and Mark Jaskulski, Senior Director, Financial Analysis, Alberto-Culver USA, Inc., and Mr. Culver and John L. Boyle, Chief Financial Officer, Vice President and Secretary of St. Ives, to continue discussions regarding potential synergies to be realized in a combination between the two companies.

  On September 18, 1995, Mr. Bernick met with Mr. Worth to continue the discussions regarding a possible acquisition of St. Ives. He proposed that Alberto-Culver acquire St. Ives at a price of $13.00 per share. There was a discussion as to whether the consideration would be in the form of stock or cash and it was proposed that consideration be a combination of stock and cash. Mr. Worth said that he was not prepared to accept $13.00 per share; therefore Mr. Bernick proposed a combined cash and stock consideration of $15.00. Realizing that a transaction between Alberto-Culver and St. Ives might be possible and with a view toward ensuring that the maximum value would be realized in such a transaction, Messrs. Worth and Culver contacted two major companies in the health and beauty products industry in late September 1995 to determine their interest in acquiring St. Ives. Both companies expressed a degree of interest, but did not appear willing to invest the amount of time that the St. Ives management believed was necessary to understand the Company and did not indicate that they would be prepared to pay a price for the Company that St. Ives' management believed fully reflected the Company's value or that was at a level comparable to the prices being discussed in general terms with Alberto-Culver. During this period, Alberto-Culver also communicated its requirement that Mr. Worth and certain family members and certain trusts and partnerships affiliated with Mr. Worth grant to Alberto-Culver an option to acquire the shares of Common Stock held by such persons and entities in certain circumstances.

  During the first two weeks of October, Alberto-Culver began conducting its financial and legal due diligence with respect to St. Ives. In connection therewith, St. Ives made available to Alberto-Culver confidential financial, product and market information regarding St. Ives.

  Concurrently with the foregoing, counsel for St. Ives and Alberto-Culver had discussions regarding various terms of an agreement to be reached between the companies. After detailed analysis and substantial discussion, it was agreed that the St. Ives stockholders would be paid $15.00 per share in cash for all of their shares and that holders of options to acquire Common Stock would be paid for all of their options based on the difference between the exercise price of the options and $15.00 per share. Various other terms of the Merger Agreement, including the circumstances in which the parties would be permitted to terminate the Merger Agreement and in which termination fees would be payable, were discussed but no agreement was reached.

  On October 16 and 17, 1995, at a meeting in Los Angeles, the parties continued to negotiate the terms of the Merger Agreement, including representations and warranties of St. Ives, provisions relating to the conduct of St. Ives' business during the period after execution of the Merger Agreement but prior to the Effective Time, the maintenance of certain benefits under the Company's employee benefit plans, the situations under which the parties would be permitted to terminate the Agreement and the termination fees payable in connection therewith, and the circumstances under which St. Ives would be permitted to review and potentially accept alternative acquisition proposals. In addition, discussions continued regarding Alberto-Culver's requirement that it receive an option on a significant block of St. Ives' stock and the consideration that would be paid therefor. Alberto-Culver also made it clear that it would require an agreement not to compete and a consulting arrangement with Mr. Worth in connection with the Merger Agreement and discussions ensued regarding the terms of payment for the agreement not to compete and the consulting arrangement. There were also discussions of the terms of a proposed retention bonus and severance payments for key St. Ives executives. These negotiations involved, at various times, members of Alberto-Culver's and St. Ives' respective senior managements and the parties' respective counsel and financial advisors.

  Thereafter, the parties continued the negotiations of the terms of the transaction documents and Alberto-Culver continued its due diligence investigation of St. Ives.

  On October 30, 1995, the Board of Directors of St. Ives met at the Century Plaza Hotel and Tower in Los Angeles, California for an all-day meeting to consider the Merger. The Board of Directors received reports from management, inside and outside counsel and its financial advisors. The Board of Directors at the meeting approved the Merger, the Merger Agreement, and the Retention Bonus and Severance Plan for executive officers. In the evening of October 30, 1995, the parties executed the Merger Agreement and the Stockholders Stock Option Agreement, and the following morning issued a press release announcing the Merger.

  The Company does not as a matter of course publicly disclose estimates of its future financial results. However, to facilitate discussions regarding the proposed transaction, certain estimates of the future financial results of the Company for 1995 and 1996 were made available to Alberto-Culver (as well as to Goldman Sachs, the Company's financial advisor in connection with the Merger). These estimates were developed by the Company's management during the summer months of 1995. The estimates were based on a variety of assumptions, many of which are difficult or impossible to predict accurately and are beyond the control of the Company. In light of the significant uncertainties inherent in estimates of any kind, the estimates provided below should not be relied on by any stockholder of the Company or be regarded as a representation by the Company, Alberto-Culver or any other person that the estimates will be achieved. The estimates are provided solely because they were furnished to Alberto-Culver. The estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding estimates. Neither the Company nor Alberto-Culver intends to publicly update or publicly revise the estimates for any reason. These estimates for the Company were, for the year ended December 31, 1995, as follows: consolidated net sales ($166.0 million); net income (a range of $4.4 million to $5.1 million depending on the assumed timing of the implementation of a proposed restructuring of the Company's European operations); and earnings per share of Common Stock (a range of $0.63 to $0.73 depending on the assumed timing of the implementation of a proposed restructuring of the Company's European operations). These estimates for the Company were, for the year ended December 31, 1996, as follows: consolidated net sales ($183.0 million); net income ($7.0 million); and earnings per share of Common Stock ($1.00).

REASONS FOR THE MERGER

  The Board of Directors has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of St. Ives and its stockholders and has unanimously approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that the stockholders of the Company vote for approval and adoption of the Merger Agreement and the Merger.

  In reaching its unanimous determination that the Merger Agreement and the Merger are in the best interests of St. Ives and its stockholders, the Board considered a number of factors, including the following:

    (i) the relationship of the Merger Consideration to the historical stock price for the Common Stock, including the fact that the Merger Consideration represents a substantial multiple of earnings per share of the Company for recent periods and future periods based upon estimated results (see "--Opinion of Financial Advisor to the Company--Analysis of the Purchase Price") and that the price represents a substantial premium over the trading range of the Common Stock of St. Ives over the prior two-year period (see "--Opinion of Financial Advisor to the Company--Analysis of the Purchase Price");

    (ii) information relating to the financial condition and results of operations of St. Ives and management's estimates of the prospects of St. Ives, which, in the Board's view, supported a determination that the Merger Consideration for the Common Stock was fair to St. Ives' stockholders;

    (iii) the fact that, as approximately three-fourths of the outstanding Common Stock is held by management and one other stockholder, there is not an active trading market for St. Ives' Common Stock and, consequently, there is generally a lack of liquidity for St. Ives' stockholders;

    (iv) the fact that increasingly larger companies in the health and beauty products industry with greater marketing and production resources are gaining greater opportunities for retail sales;

    (v) the lack of any proposals from any other third party at a price or terms superior to the Merger Consideration to be received in the Merger, based on reports received from management of St. Ives;

    (vi) the Board's belief that the interests of the stockholders granting an option to Alberto-Culver and the agreement not to compete and consulting agreement with Mr. Worth were appropriate in the light of the nature of the Merger and were consistent with the advisability and fairness of the Merger Agreement and the Merger to St. Ives and its stockholders;

    (vii) the opinion of Goldman Sachs that, as of October 30, 1995, the $15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders;

    (viii) the Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal advisors and Goldman Sachs, are advisable and fair to the Company and its stockholders in the light of the nature of the transaction with Alberto-Culver and provide the Company and its stockholders with the flexibility to, under certain circumstances, accept a Superior Proposal for a competing transaction and terminate the Merger Agreement.

  The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive, but includes material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the St. Ives stockholders.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

  On October 30, 1995, Goldman Sachs delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion, the $15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED OCTOBER 30, 1995, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain other communications from the Company to its stockholders; and (v) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the hair and skin care industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Board of Directors of the Company on October 30, 1995.

    (i) Analysis of Purchase Price. Goldman Sachs prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the cash consideration of $15.00 per share of Common Stock. The multiples were as follows: (i) levered aggregate consideration as a multiple of sales--0.6x, 0.6x, 0.6x, for 1994, latest twelve months ("LTM") and estimated 1995 (based on the estimates of the management of the Company), respectively; (ii) levered aggregate consideration as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA")--13.4x, 14.3x, 11.8x, for 1994, LTM (using 52-week depreciation as of June 30, 1995) and estimated 1995 (based on the estimates of the management of the Company), respectively;
  (iii) levered aggregate consideration as a multiple of earnings before interest and taxes ("EBIT")--18.9x, 21.3x, 16.4x, for 1994, LTM and estimated 1995 (based on the estimates of the management of the Company), respectively; and (iv) aggregate consideration as a multiple of earnings per share ("EPS")--40.5x, 50.0x, 33.3x, 33.3x, 26.3x, 25.0x, for 1994, LTM,
  estimated 1995 (based on Institutional Broker Estimate System ("IBES") estimates), estimated 1995 (based on the estimates of the management of the Company), estimated 1995 (based on the estimates of the management of the Company that include extraordinary income and charges) and estimated 1996 (based on IBES estimates), respectively. For purposes of the foregoing analysis, the multiples relating to LTM are based on LTM financials as of September 30, 1995 and the multiples for EBITDA, EBIT and EPS relating to LTM and estimated 1995 (other than the EPS multiples based on the estimate of IBES and the estimated 1995 EPS multiple based on the estimates of the management of the Company that includes extraordinary income and charges) exclude extraordinary income related to the resolution of foreign tax issues and extraordinary charges related to the shutdown of operations in Denmark and an incentive accrual. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    In addition, Goldman Sachs analyzed the consideration to be received by holders of shares of Common Stock pursuant to the Merger Agreement in relation to various closing prices and averages of such shares on the Nasdaq National Market. Such analysis indicated that the price per share of Common Stock to be paid pursuant to the Merger Agreement represented a premium of: (i) 30.4% based on the $11.50 closing price of the Common Stock on the Nasdaq National Market on October 27, 1995, (ii) 63.9% based on the

  $9.15 average price of the Common Stock during the last 20 trading days prior to and including October 20, 1995 (the last day prior to heightened activity in the Common Stock), (iii) 66.7% based on the $9.00 closing price of the Common Stock on the Nasdaq National Market on October 27, 1994, (iv) 114.3% based on the lowest trading price of $7.00 for the Common Stock during the past 52-week period ended October 27, 1995, and (v) 55.8% based on the highest trading price of $9.63 for shares of Common Stock during the past 52-week period ended October 20, 1995.

    (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for twelve publicly traded corporations: Alberto-Culver Company, Alfin, Inc., Avon Products Inc., BeautiControl Cosmetics, Inc., Colgate-Palmolive Company, Dep Corporation, The Dial Corp., Helene Curtis Industries, Inc., Maybelline, Inc., MEM Company, Inc., The Procter & Gamble Company and The Stephan Company (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus debt less cash) as a multiple of LTM sales, as a multiple of LTM EBIT and as a multiple of LTM EBITDA. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from a low of 0.3x to a high of 2.1x, with a mean of 0.9x and a median of 0.9x; LTM EBIT, which ranged from a low of 7.5x to a high of 14.8x, with a mean of 10.5x and a median of 9.7x; and LTM EBITDA, which ranged from low of a 4.5x to a high of 11.7x, with a mean of 8.5x and a median of 8.4x. Goldman Sachs also considered for the Selected Companies LTM price/earnings ratios, which ranged from a low of 9.4x to a high of 22.4x, with a mean of 16.7x and a median of 16.3x; estimated calendar year 1995 price/earnings ratios (based on First Call estimates), which ranged from a low of 12.0x to a high of 20.0x, with a mean of 16.3x and a median of 15.8x; and estimated calendar year 1996 price/earnings ratios (based on First Call estimates), which ranged from a low of 10.4x to a high of 17.7x, with a mean of 14.3x and a median of 14.1x. First Call is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the personal care industry since 1989 (the "Selected Transactions"). Such analysis indicted that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from a low of 0.3x to a high of 4.0x, with a mean of 1.5x and a median of 1.3x, compared to 0.6x for the levered aggregate consideration to be received in the Merger, (ii) levered aggregate consideration as a multiple of LTM EBIT ranged from a low of 5.9x to a high of 22.5x with a mean of 12.5x and a median of 13.4x, compared to 21.3x for the levered aggregate consideration to be received in the Merger, and (iii) aggregate consideration as a multiple of LTM net income ranged from a low of 11.0x to a high of 35.9x, with a mean of 24.1x and a median of 25.9x, compared to 50.0x for the aggregate consideration to be received in the Merger. For purposes of the foregoing analysis, the multiples for LTM EBIT and net income exclude extraordinary income related to the resolution of foreign tax issues and extraordinary charges related to the shutdown of operations in Denmark and an incentive accrual.

    (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for the Company prepared by its management for 1996 and adjusted to match the fiscal year end of Alberto-Culver and earnings estimates for Alberto-Culver provided by First Call for 1996, Goldman Sachs compared the EPS of Alberto-Culver, on a stand-alone basis, to the EPS of the common stock of the combined companies on a pro forma basis. Goldman Sachs performed this analysis under the following three scenarios: (i) estimated EPS of the Company of $0.50 (adjusted to match the fiscal year end of Alberto-Culver);
  (ii) estimated EPS of the Company of $0.75 (adjusted to match the fiscal year end of Alberto-Culver); and (iii) estimated EPS of the Company of $1.00 (adjusted to match the fiscal year end of Alberto-Culver); in each such case assuming synergies to be realized from the Merger of $0, $5 million, $10 million, $15 million and $20 million, in each such scenario.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or Alberto-Culver or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors of the Company as to the fairness of the $15.00 per share of Common Stock in cash to be received by the holders of such shares pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Alberto-Culver, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

  As described above, Goldman Sachs' opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Alberto-Culver having provided certain investment banking services to Alberto-Culver from time to time, including acting as managing underwriter of a $100,000,000 offering in July 1995 of 5 1/2% Convertible Subordinated Debentures due June 30, 2005 and may provide investment banking services to Alberto-Culver in the future.

  Pursuant to a letter agreement dated October 24, 1995 (the "Engagement Letter"), the Company engaged Goldman Sachs to undertake a study to enable Goldman Sachs to render its opinion with respect to the $15.00 per share of Common Stock in cash to be received by the holders of such shares pursuant to the proposed acquisition by Alberto-Culver of all or substantially all of such shares. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a fee of $750,000. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that Merger Sub will be merged with and into the Company and that following the Merger, the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Alberto-Culver. The Merger will become effective upon the filing of the Certificate of Merger contemplated by the Merger Agreement with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the Delaware General Corporation Law ("DGCL"). The effective date (the "Effective Date") of the Merger will be as soon as practicable after all conditions to the Merger have been fulfilled or waived, which is anticipated to be on or about the date of the Special Meeting. The Merger Agreement also provides that (i) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation; (ii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation; (iii) the directors of Merger Sub shall be the initial directors of the Surviving Corporation; (iv) the officers of Merger Sub and such other persons as designated by Alberto-Culver shall be the officers of the Surviving Corporation; and (v) the Merger shall, from and after the Effective Time, have all the effects provided by the DGCL.

CONVERSION AND CANCELLATION OF COMMON STOCK

  Upon the consummation of the Merger, each then outstanding share of Common Stock (other than shares owned by the Company, Alberto-Culver or Alberto-Culver's subsidiaries, and shares, if any, that are held by stockholders exercising appraisal rights in accordance with the DGCL ("Dissenting Shares")), will be converted into, and become exchangeable for, $15.00 in cash (the "Merger Consideration"). At the Effective Time, all such shares of Common Stock will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate representing any shares of Common Stock will thereafter represent only the right to receive the Merger Consideration, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with Section 262 of the DGCL. See "--Appraisal Rights."

TREATMENT OF STOCK OPTIONS

  At the Effective Time, all options to purchase Common Stock under the Company's 1987 Nonqualified Stock Option Plan, 1989 Nonqualified Stock Option Plan, and 1994 Nonqualified Stock Option Plan will be deemed to be fully vested. The Surviving Corporation will pay each option holder cash equal to the difference between the option exercise price and the Merger Consideration multiplied by the number of shares of Common Stock subject to options held by such option holder at or as promptly as possible after the Effective Time, without interest. Such payment shall be contingent upon the consummation of the Merger and shall be subject to withholding of applicable income and other taxes.

EXCHANGE PROCEDURES

  Promptly after the Effective Time, the Paying Agent appointed by Alberto-Culver will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (a "Certificate" or "Certificates") which are being exchanged for the Merger Consideration pursuant to the Merger Agreement, a letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Company, as the Surviving Corporation, of shares of Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL.

  Upon the surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor an amount of cash equal to $15.00 multiplied by the number of shares of Common Stock represented by such Certificate. In the event of a transfer of ownership of Common Stock which is not registered on the transfer records of the Company, the appropriate amount of the Merger Consideration may be delivered to a transferee if the Certificate representing such Common Stock is presented to the Paying Agent, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  Until a Certificate representing Common Stock has been surrendered to the Paying Agent, each such Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the stockholder is entitled under the Merger Agreement.

CONDUCT PENDING THE MERGER

  Under the terms of the Merger Agreement, for the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time of the Merger, the Company has agreed (except to the extent expressly contemplated by the Merger Agreement or as consented to in writing), (i) to conduct its and its subsidiaries' operations according to the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) to use, and to cause each of its subsidiaries to use, its reasonable efforts, to preserve intact its respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, (iii) to refrain from amending its Certificate of Incorporation or Bylaws or comparable governing instruments, (iv) to promptly notify Alberto-Culver of any breach of any representation or warranty contained in the Merger Agreement or any event that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (v) to promptly deliver to Alberto-Culver true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement, (vi) (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the Merger Agreement, to refrain from issuing any shares of its capital stock, effecting any stock split or otherwise changing its capitalization as it existed on the date of the Merger Agreement and (B) to refrain from granting, conferring, or awarding any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock or any bonuses or other forms of cash incentives to any officer, director or key employee, (C) to refrain from increasing any compensation with any present or future officers, directors or key employees, granting any severance or termination pay to, or entering into any employment or severance agreement with any officer, director or key employee or amending any such existing agreement in any material respect, and (D) to refrain from adopting any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amending any existing employee benefit plan in any material respect, (vii) to refrain from (A) declaring, setting aside or paying any dividend or making any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular, quarterly dividends not exceeding $0.03 per share of Common Stock) or
(B) directly or indirectly redeeming, purchasing or otherwise acquiring any shares of its capital stock or capital stock of any of its subsidiaries, or making any commitment for any such action, (viii) to refrain from and to prevent its subsidiaries from selling, leasing, abandoning or otherwise disposing of any of its assets (including capital stock of subsidiaries) or acquiring by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquiring any assets, except for purchases and sales of inventory in the ordinary course of business consistent with past practice, (ix) to refrain from and to prevent its subsidiaries from incurring or guaranteeing any indebtedness for borrowed money or making any loans, advances or capital contributions to, or investments in, any other person, or issuing or selling any debt securities, other than to the Company or any wholly owned Company subsidiary and other than borrowings under existing lines of credit in the ordinary course of business and other borrowings not exceeding $250,000 in the aggregate, (x) to refrain from and to prevent its subsidiaries from mortgaging or otherwise encumbering or subjecting to any lien any of its properties or assets, (xi) to refrain from and to prevent its subsidiaries from making any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its subsidiaries, (xii) to refrain from and to prevent its subsidiaries from making any commitment or entering into any contract or agreement or making any capital expenditure except for (A) customer purchase orders and purchases of raw materials used in the business of the Company and its subsidiaries agreed to or made in the ordinary course of business consistent with past practice, (B) any other commitment, contract and agreement involving aggregate payments to or by the Company or the subsidiary not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company or the subsidiary in the ordinary course of business consistent with past practice or
(C) capital expenditures that individually or in the aggregate do not exceed $100,000, (xiii) to refrain from and to prevent its subsidiaries from altering through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company,
(xiv) to refrain from and to prevent its subsidiaries from revaluing any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business, (xv) to refrain from and to prevent its subsidiaries from making any tax election or settling or compromising any material income tax liability, (xvi) to refrain from and to prevent its subsidiaries from settling or compromising any pending or threatened suit, action or claim relating to the transactions contemplated hereby, (xvii) to refrain from and to prevent its subsidiaries from paying, discharging or satisfying any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (xviii) to refrain from and to prevent its subsidiaries from, except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company waiving, amending or allowing to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any of its subsidiaries is a party, and
(xix) to refrain from and to prevent its subsidiaries from agreeing or otherwise committing to take any of the foregoing actions or taking, or agreeing to take, any action which would result in a failure of the condition to closing set forth in the Merger Agreement.

OTHER OFFERS

  The Company has further agreed (i) that neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company or its subsidiaries (an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (ii) that it would immediately as of the date of the Merger Agreement cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted previously with respect to any of the foregoing and would take the necessary steps to inform any such person or entity of such obligations under the Merger Agreement, and (iii) that it will notify Alberto-Culver immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that no provision of the Merger Agreement will be interpreted to prohibit the Board of Directors of the Company from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal or delivers an unsolicited, bona fide, written expression of interest that could reasonably be expected to lead to an Alternative Proposal, which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger (a "Superior Proposal"), if, and only to the extent that, (1) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Alberto-Culver to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (3) subject to the same fiduciary standards as in the preceding clause (1), the Company keeps Alberto-Culver informed of the status and all material information with respect to any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. It is not a breach of the Merger Agreement for the Company's Board of Directors to accept, approve or recommend to the Company's stockholders a Superior Proposal, if in connection with such action, the Company terminates the Merger Agreement and promptly pays the Termination Fee to Alberto-Culver as provided in the Merger Agreement. See "--Expenses and Termination Fees."

INDEMNIFICATION

  The Merger Agreement provides that from and after the Effective Time, Alberto-Culver will and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its subsidiaries (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as required by applicable law or set forth in the Company's Bylaws as in effect prior to the Effective Time.

  The Merger Agreement further provides that any Indemnified Party will promptly notify Alberto-Culver and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under such provision; provided, however, that the failure to furnish any such notice shall not relieve Alberto-Culver or the Surviving Corporation from any indemnification obligation under the Merger Agreement except to the extent Alberto-Culver or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (i) the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Parties and Alberto-Culver, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

  In addition, the Merger Agreement states that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date of the Merger Agreement in Article Sixth of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

  Moreover, the Surviving Corporation has agreed to use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing coverage; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance; and provided further that if the annual premiums exceed such amount, the Surviving Corporation has agreed to use reasonable commercial efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

EMPLOYEE BENEFITS

  Under the terms of the Merger Agreement, Alberto-Culver has agreed that it will after the Effective Time, in its sole discretion, either (i) make available, or cause to be made available, for the benefit of employees of the Company and its subsidiaries, continued participation in the "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) maintained by the Company and its subsidiaries immediately prior to the Effective Time under terms and conditions substantially similar to those in effect immediately prior to the Effective Time or (ii) make available, or cause to be made available, under terms and conditions substantially similar to the terms and conditions under which Alberto-Culver's employees participate in Alberto-Culver's employee benefit plans immediately prior to the Effective Time, participation in (A) employee benefit plans maintained by Alberto-Culver immediately prior to the Effective Time and/or (B) employee benefit plans established by Alberto-Culver for the benefit of employees of the Company and its subsidiaries; provided, however, nothing contained in the Merger Agreement may be construed to provide any employee of Alberto-Culver or the Company or their respective subsidiaries, either prior to or after the Effective Time, any right to participate in, accrue or receive any benefit under or receive any equivalent benefit or compensation which would be or have been accrued or received under, any employee benefit plan maintained either by the Company or Alberto-Culver either prior to or after the Effective Time. Alberto-Culver shall honor the Company's obligations or practices to pay severance to salaried employees, as set forth in writing delivered to the Company on the date of the Merger Agreement, whose employment is terminated without cause by Alberto-Culver within six months after the Closing. Any employees of the Company or its subsidiaries who participate in Alberto-Culver's employee benefit plans after the Closing shall be given credit thereunder for past service with the Company or its Subsidiaries.

CONDITIONS TO THE MERGER

  Each party's respective obligation to effect the Merger is subject to the following conditions: (i) the Merger Agreement and the transactions contemplated therein shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company, (ii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (iii) neither of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement, (iv) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, assets, financial condition or results of operations of either Alberto-Culver and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, and (v) Alberto-Culver and Gary H. Worth shall have executed a Consulting and Non-Competition Agreement.

  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the Merger of each of the following conditions, unless waived by the Company: (i) there shall have been no intentional or willful nonperformance, in any material respect, by Alberto-Culver of its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date nor shall there have been, in any material respect, any willfully or intentionally untrue representation or warranty of Alberto-Culver contained in the Merger Agreement or in any document delivered in connection therewith, (ii) Alberto-Culver shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Alberto-Culver contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date, except (A) for changes specifically permitted by the Merger Agreement, (B) for nonperformance or breaches which, separately or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or on the ability of the parties to consummate the transactions contemplated by the Merger Agreement and (C) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and (iii) the Company shall have received a certificate of the President or a Vice President of Alberto-Culver, dated the Closing Date, certifying to the effect of the preceding clauses (i) and (ii).

  The obligations of Alberto-Culver and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Alberto-Culver: (i) there shall have been no intentional or willful nonperformance, in any material respect, by the Company of its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date nor shall there have been any willfully or intentionally untrue representation or warranty of the Company contained in the Merger Agreement or in any document delivered in connection therewith, (ii) the Company shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date, except (A) for changes specifically permitted by the Merger Agreement, (B) for nonperformance or breaches which, separately or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of either Alberto-Culver and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, or on the ability of the parties to consummate the transactions contemplated by the Merger Agreement and (C) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and (iii) Alberto-Culver shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clauses (i) and (ii), (iv) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition, or results of operations of the Company, (v) the Stockholders Stock Option Agreement shall have remained in full force and effect through the Effective Time, (vi) after the Effective Time, no person shall have any right under any plan, program or arrangement to acquire any equity securities of the Company, (vii) there shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local governmental entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (A) makes the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (B) requires the divestiture of a material portion of the business of Alberto-Culver and its subsidiaries taken as a whole, or of the Company and its subsidiaries taken as a whole or of the Surviving Corporation and its subsidiaries taken as a whole, (C) imposes material limitations on the ability of Alberto-Culver effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation) or makes the holding by Alberto-Culver of any such shares illegal or subject to any materially burdensome requirement or condition, (D) requires Alberto-Culver, the Company, the Surviving Corporation or any of their respective material subsidiaries or affiliates to cease or refrain from engaging in any material business, or (E) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of Alberto-Culver or the Surviving Corporation arising out of the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement, (viii) the Company shall (A) have received the consents and approvals, with respect to certain agreements to be agreed upon, in form and substance satisfactory to Alberto-Culver and duly executed by the person or entity granting such consent or approval and (B) have terminated on terms satisfactory to Alberto-Culver certain contracts, agreements and other arrangements as set forth in the Merger Agreement, and (ix) the Company shall have entered into an amendment to the lease for its facility located at 20245 Sunburst Street, Chatsworth, California, as provided in the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger Agreement by the stockholders of the Company, by the mutual consent of Alberto-Culver and the Company. In addition, the Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Alberto-Culver or the Company if (i) the Merger shall not have been consummated by March 31, 1996, (ii) the approval of the Company's stockholders required by the Merger Agreement shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (i), that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1996.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company, by action of the Board of Directors of the Company, if (i) there is an Alternative Proposal which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger (a "Superior Proposal") and in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such Alternative Proposal being made; provided that the Company must notify Alberto-Culver promptly of its intention to terminate the Merger Agreement or enter into a definitive agreement with respect to any Alternative Proposal (which notice shall describe the material terms of such definitive agreement); and provided further that the right to terminate the Merger Agreement pursuant to this clause will not be available if there has been a nonperformance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition to closing under the Merger Agreement, or (ii) there has been a nonperformance or breach by Alberto-Culver which has or would reasonably be expected to have resulted in a failure of condition to closing under the Merger Agreement, which nonperformance or breach is not curable or, if curable, is not cured within 30 days after written notice of such nonperformance or breach is given by the Company to Alberto-Culver. The Company's ability to terminate the Merger Agreement pursuant to these provisions is conditioned in certain circumstances upon the prior payment by the Company of any termination fees owed by it to Alberto-Culver pursuant to the Merger Agreement. See "--Expenses and Termination Fees."

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of Directors of Alberto-Culver, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Alberto-Culver its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, (ii) there has been a nonperformance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition to closing under the Merger Agreement, which nonperformance or breach is not curable or, if curable, is not cured within 30 days after written notice of such nonperformance or breach is given by Alberto-Culver to the Company.

EXPENSES AND TERMINATION FEES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) will be paid by the party incurring such expense, except as further described below. In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter the Merger Agreement is terminated by the Company in response to an Alternative Proposal or by Alberto-Culver or (ii) the Merger Agreement is terminated for any other reason (other than the breach of the Merger Agreement by Alberto-Culver) and, in the case of this clause (ii) only, a transaction contemplated by an Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company must pay Alberto-Culver a fee of $3,500,000. If the Company fails to promptly pay the $3,500,000 termination fee, and, in order to obtain such payment, Alberto-Culver commences a suit which results in a judgment against the Company for such fee, the Company must also pay to Alberto-Culver its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

AMENDMENT

  The Merger Agreement may be amended by Alberto-Culver and the Company, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment may be made which by law requires the further approval of stockholders unless such further approval is obtained.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company have interests in connection with the Merger.

  Stockholders Stock Option Agreement. Concurrently with the execution of the Merger Agreement, Alberto-Culver entered into a Stockholders Stock Option Agreement dated as of October 30, 1995 (the "Option Agreement") with Gary H. Worth, Chairman and Chief Executive Officer of St. Ives, John R. Worth, the Worth Family Partnership, L.P., The House of Worth Trust, dated July 9, 1982, as amended, and the Worth Family Trust u/a/d November 24, 1990 (collectively, the "Stockholders") relating to 15,000, 75,000, 156,800, 1,810,178 and 357,792 shares of Common Stock, respectively (the "Option Shares"). The Option Shares represent 34.3% of the shares of Common Stock outstanding as of the Record Date. Pursuant to the Option Agreement, the Stockholders granted to Alberto-Culver an option to purchase the Stockholders' Option Shares at a price per share equal to $15.00 (the "Option"). Alberto-Culver may exercise the Option, in whole but not in part, at any time following the termination or expiration of the Merger Agreement, other than a termination by the Company because of nonperformance or breach by Alberto-Culver, provided the following conditions are satisfied at the time of exercise: (a) there exists an Alternative Proposal (as defined in the Merger Agreement), (b) to the extent necessary, any applicable waiting periods (or extension thereof) under the HSR Act have expired or been terminated, and (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction, prohibiting the exercise of the Option or delivery of the Option Shares shall be in effect. A copy of the Option Agreement is attached hereto as Annex B and incorporated herein by this reference.

  Under the Option Agreement, each Stockholder, with respect to those Option Shares he or it owns of record, has appointed Alberto-Culver or any nominee of Alberto-Culver, with full power of substitution, until the expiration of the Option, its proxy and attorney, to vote at every annual, special or adjourned meeting of stockholders of the Company, or any action by written consent in lieu of a meeting: (a) in favor of the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to the consummation of transactions contemplated by the Merger Agreement. In addition, each Stockholder has agreed to cause Option Shares beneficially owned by him or it to be voted in accordance with the foregoing if for any reason Alberto-Culver elects not to exercise its right to vote any of the Option Shares under the proxies. The Option Agreement provides that the proxies given are irrevocable for the term of the Option Agreement.

  During the term of the Option, each Stockholder has agreed not to (a) sell, pledge (other than Permitted Liens defined therein) or otherwise dispose of his or its Option Shares, (b) deposit its Option Shares into a voting trust or enter into a voting agreement with respect thereto, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment, transfer or other disposition of any Common Stock.

  The Option expires if not exercised prior to the close of business on the 120th day following termination of the Merger Agreement; provided, however, the Option expires immediately if the Merger Agreement is terminated by the Company for nonperformance or breach by Alberto-Culver.

  If the Merger is consummated in accordance with the terms of the Merger Agreement, Alberto-Culver will pay to the Stockholders, pro rata according to the number of Option Shares owned by each Stockholder, an amount equal to one-half of one percent (0.5%) of the reported net consolidated sales ("Net Sales") of branded St. Ives products, and of any other toiletries or health and beauty aid products developed by Gary H. Worth or by a development team with which Mr. Worth has significant involvement during the Payment Period (as defined below), sold by Alberto-Culver or any of its subsidiaries, including St. Ives, on a worldwide basis, in each calendar quarter beginning with the calendar quarter in which the Merger is effected (from the date of the Merger, in the case of the first calendar quarter) through the end of the nineteenth calendar quarter following the calendar quarter in which the Merger is effected (the "Payment Period"). Sales will be net of discounts, returns and allowances, and will include sales at the first level of distribution only (e.g., sales from St. Ives as a manufacturer to Alberto-Culver's Sally Beauty division will be included, but not sales of those products by that division to its customers). Sales will not include custom label products manufactured for others at St. Ives' Chatsworth, California facility. Payment will be made within 45 days after the end of the relevant quarter. The net sales base amount contemplated by this paragraph will be calculated in accordance with United States generally accepted accounting principles applied on a basis consistent with those principles and assumptions applied by St. Ives prior to the Merger, provided that for purposes of converting foreign currencies to U.S. dollars, calculations shall be made as of the last day of each quarter using the exchange rate in effect on that date, as reported in The Wall Street Journal. Concurrently with each required quarterly payment, Alberto-Culver will provide the Stockholders with a schedule, in reasonable detail, setting forth a product line breakdown of the components of the net sales base amount for such quarter's payment. In no event will Alberto-Culver have any right of offset with respect to any other payments that might otherwise be owing under the Option Agreement.

  Worth Consulting and Non-Competition Agreement. It is a condition to the consummation of the Merger that Mr. Worth enter into a Consulting and Non-Competition Agreement with Alberto-Culver in the form attached to the Merger Agreement as Exhibit 6.1(e). Under the terms of the Consulting and Non-Competition Agreement, Mr. Worth, beginning with the date of the Merger and until five years thereafter (the "Term of Consultation"), has agreed to render consulting services to Alberto-Culver. Mr. Worth's consulting services will include rendering advice to Alberto-Culver and its subsidiaries, including St. Ives, with respect to new and existing products in the toiletries, health and beauty aid, hair care and skin care fields (the "Fields"), including packaging design, creative advertising, creative promotion, brand name creativity, formulation evaluation, and fragrance formulation and evaluation. Mr. Worth has agreed to cause himself to keep abreast of developments in the areas for which he is consulting and will make himself available to executives of Alberto-Culver and of St. Ives for reasonable periods of consulting, as mutually agreed upon by him and the chief executive officer of Alberto-Culver, with respect to new and existing products of Alberto-Culver, as well as new and existing products of St. Ives.

  Mr. Worth has also agreed under the terms of the Consulting and Non-Competition Agreement that neither he nor any person or entity controlled by or under common control with him, directly or indirectly (an "Affiliate") will, for (i) the Term of Consultation and (ii) for a period of two years thereafter, directly or indirectly engage in or assist (as an individual or as a stockholder, trustee, partner, financier, agent, employee or representative of any person, firm, corporation or association, in any business (a "Competitive Business") which is engaged in the development, manufacture or sale of products in any of the Fields. The foregoing restriction will not, however, prevent Mr. Worth from acquiring and holding not to exceed 2% of the outstanding shares of stock of any corporation which engages in a Competitive Business if such shares are listed on a national securities exchange or traded in the over-the-counter market.

  Alberto-Culver has agreed to pay to Mr. Worth, as compensation for his consulting services and agreement not to compete under the Consulting and Non-Competition Agreement, an amount equal to one-half of one percent (0.5%) of the "Net Sales" determined in the same manner as described above for the Option Agreement. Such payments will be made on a quarterly basis concurrently with the quarterly payments to be made to the Stockholders under the Option Agreement, which payments will begin with the calendar quarter in which the Merger is effected (from the date of the Merger, in the case of the first calendar quarter) through the end of the nineteenth calendar quarter following the calendar quarter in which the Merger is effected. In no event will Alberto-Culver have any right of offset with respect to any other payments that might otherwise be owing under the Consulting and Non-Competition Agreement.

  Retention Bonus and Stock Option Payment Agreement. On October 30, 1995, the Board of Directors of the Company authorized the Company to enter into Retention Bonus and Stock Option Payment Agreements (a "Retention Agreement") with the following eight Company officers (each an "Executive"): Mac Allen Culver III, President and Chief Operating Officer; John L. Boyle, Chief Financial Officer, Vice President and Secretary; Stuart A. Fine, Vice President Marketing; Roger A. Gedney, Vice President Research and Development; Richard M. Harvey, Vice President and General Counsel; Frank J. Loffa, Vice President Sales; Ronald P. Marconet, Vice President Operations; and Rik D. Vig, Vice President Creative.

  Under the terms of each Retention Agreement, the Company has agreed that if the Executive remains continuously employed by the Company through the one year period following a Change in Control (including the proposed Merger) that occurs within two years of the effective date of the Retention Agreement, it shall pay the Executive an amount equal to the product of 2.99 multiplied by the Executive's Base Amount (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) ("Retention Bonus"), less the Accelerated Option Differential. A participant's Base Amount is, generally, his or her average taxable compensation from the Company for the five taxable years preceding the taxable year of the change in control. The Company will also pay the Executive such amount if the Executive's employment is terminated by the Company before such one year period by reason of involuntary termination or by the Executive for Good Reason. "Good Reason" means (i) a substantial diminution in the Executive's functions or duties, other than as may result from the Company's being a wholly owned subsidiary of Alberto-Culver, (ii) a reduction in the Executive's base salary or a material reduction in the Executive's overall level of compensation (including base salary, fringe benefits and participation in nondiscretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) or (iii) a relocation of the Executive's principal place of employment by more than twenty miles without the Executive's consent. The Company will distribute the Retention Bonus immediately following such one year period. The Company has determined and agreed that the aggregate of all Retention Bonuses to be paid to the Executives will not exceed approximately $6,540,000.

  Upon the consummation of the Merger, the Executive's outstanding stock options will be treated as provided in the Merger Agreement, i.e., the Executive will be entitled to a cash payment equal to the differences between $15.00 and the per share prices of the options multiplied by the number of shares of Common Stock subject to the options, whether or not then fully vested. The aggregate amount of such cash payments that is accelerated ahead of the normal vesting schedule of such options (including acceleration resulting from Change of Control provisions) is referred to as the "Accelerated Option Differential."

  The Retention Agreements further provide that if counsel (or other tax advisor) approved by the Company and the Executive determines that any amount payable under the Retention Agreement, alone or when aggregate with other compensation payable to the Executive, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amount payable under the Retention Agreement will be limited to the extent necessary to avoid creation of an excess parachute payment. The Executive will have the right to direct the Company as to the proportion of the cash payment to be reduced in order to avoid an Excess Parachute Payment, if approved by such counsel or tax advisor.

  The benefits to which each Executive may become entitled under the Retention Agreements will be paid, when due, from the general assets of the Company. The Company will, however, purchase an irrevocable letter of credit from Wells Fargo Bank or other California-headquartered national bank to secure such payments.

  Indemnification of Directors and Management. Alberto-Culver has agreed that after the Effective Time of the Merger it will, and will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time of the Merger. Alberto-Culver has also agreed not to amend such indemnification provisions for a period of six years following the Effective Time and to use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the

Company's directors' and officers' liability insurance policy on terms comparable to such coverage. See "--Indemnification."

FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Company's stockholders as described herein.

  The receipt by the stockholders of cash, in the Merger or through the exercise of appraisal rights, for shares of Common Stock will be a taxable transaction for federal income tax purposes. Each stockholder's gain or loss per share will be equal to the difference between $15.00 and the stockholder's tax basis per share in the Common Stock. If a stockholder holds Common Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long term if the stockholder's holding period is more than one year.

  Shares of Common Stock which were acquired through the exercise of employee stock options and which have not been held for a period of two years since the option was granted and a period of one year since the option was exercised are not treated as capital assets and gain on such shares will be subject to federal income tax at ordinary income tax rates.

  THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS. SPECIAL RULES APPLY TO COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

REGULATORY FILINGS AND APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, certain acquisition transactions, including the Merger, may not be consummated until specified waiting period requirements have been satisfied. On November 3, 1995, and November 7, 1995, the Notification and Report Forms required pursuant to the HSR Act were filed by Alberto-Culver and the Company, respectively, with the Antitrust Division of the Department of Justice and the FTC for review in connection with the Merger. On November 17, 1995, the FTC granted early termination of the applicable waiting period.

APPRAISAL RIGHTS

  If the Merger is consummated, dissenting holders of Common Stock will be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) of their shares ("Dissenting Shares") at the Effective Time of the Merger judicially determined and paid to them by complying with the provisions of Section 262 of the DGCL.

  THE FOLLOWING IS A BRIEF SUMMARY OF SECTION 262, WHICH SETS FORTH THE PROCEDURES FOR DISSENTING FROM THE MERGER AND DEMANDING STATUTORY APPRAISAL RIGHTS UNDER THE DGCL. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE DGCL RELATING TO THE RIGHTS OF THE COMPANY'S STOCKHOLDERS TO AN APPRAISAL OF THE VALUE OF THEIR SHARES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. FAILURE TO FOLLOW SUCH PROCEDURES EXACTLY COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS.

  Stockholders of the Company who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. This Proxy Statement constitutes the notice contemplated by Section 262(d)(1). Stockholders of the Company electing to exercise their appraisal rights under Section 262 must not vote to approve the Merger. If any stockholder of the Company desires to exercise his other appraisal rights, a written demand for appraisal of shares must be filed with the Company on or prior to the taking of the vote to approve the Merger at the Special Meeting. This written demand for appraisal of shares must be in addition to and separate from any vote by written consent abstaining from or any vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger proposal will not constitute a demand for appraisal within the meaning of Section 262.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 9201 Oakdale Avenue, Chatsworth, California 91311. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her shares.

  Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of shares of holders of such shares.

  Within 120 days after the Effective Time of the Merger, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares. The Company does not have any present intention to file such a petition if demand for appraisal is made.

  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the Company which shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders of the Company who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. If the petition shall be filed by the Company, the petition shall be accompanied by such verified list. The Register in Chancery, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown upon the list at the address therein stated, and notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court and the cost thereof shall be borne by the Company.

  If a petition for an appraisal is filed in a timely fashion, after a hearing on such petition, the court will determine which stockholders of the Company are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the court is to take into account all relevant factors, including the rate of interest which the Company would have had to pay to borrow money during the pendency of the proceeding, and may rely upon any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. In making this determination of fair value the court would consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other relevant facts which could be ascertained as of the Effective Time of the Merger. Any stockholder of the Company who is entitled to appraisal rights will be permitted to participate fully in all such proceedings.

  Stockholders of the Company considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceedings may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his or her own expenses.

  Any stockholder of the Company who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time of the Merger.

  At any time within 60 days after the Effective Time of the Merger, any stockholder of the Company shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the Merger Agreement only with the consent of the Company. If no petition for appraisal is filed with the court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal will cease and stockholders will be entitled to receive the Merger Consideration as provided in the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditional upon such terms as the court deems just.

                            SELECTED FINANCIAL DATA

  The selected consolidated financial data as of December 31, 1994, 1993 and 1992 and for the years ended December 31, 1994, 1993 and 1992 are derived from the audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994 and should be read in conjunction with such financial statements which are incorporated by reference herein. The selected consolidated financial data as of December 31, 1991 and 1990 and for the years ended December 31, 1991 and 1990 are derived from audited consolidated financial statements of the Company examined by the Company's independent auditors which are not incorporated by reference herein. The unaudited consolidated balance sheet data as of September 30, 1995 and the unaudited consolidated financial data for the nine months ended September 30, 1995 and 1994 have been derived from unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1995, which is incorporated by reference herein, and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information presented. The operating results for the nine months ended September 30, 1995 are not necessarily indicative of the operating results for the full fiscal year.

                                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1994      1993      1992      1991      1990      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENTS DATA:
Net sales(1)............  $157,184  $148,589  $133,910  $108,017  $ 94,825  $125,169  $122,084
                          --------  --------  --------  --------  --------  --------  --------
Cost of products sold...    85,595    79,776    70,213    58,942    55,651    69,281    66,807
Selling, marketing and
 administrative
 expenses(1)............    65,851    64,497    57,017    44,122    34,849    53,477    51,720
Other general expenses..     1,388       --        --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
 Operating costs and
  expenses..............   152,834   144,273   127,230   103,064    90,500   122,758   118,527
                          --------  --------  --------  --------  --------  --------  --------
Income from operations..     4,350     4,316     6,680     4,953     4,325     2,411     3,557
Interest expense........       392       176       200        18        31       351       209
Other (income), net.....      (389)     (277)     (805)   (1,131)   (1,226)     (368)     (241)
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................     4,347     4,417     7,285     6,066     5,520     2,428     3,589
Provision for income
 taxes..................     2,595     1,994     3,409     2,554     2,384      (380)    2,010
                          --------  --------  --------  --------  --------  --------  --------
  Net income............  $  1,752  $  2,423  $  3,876  $  3,512  $  3,136  $  2,808  $  1,579
                          --------  --------  --------  --------  --------  --------  --------
 Net income per share...  $   0.25  $   0.35  $   0.56  $   0.51  $   0.45  $   0.40  $   0.23
 Dividends per share....  $ 0.1200  $ 0.1175  $ 0.1075  $  0.075       --   $   0.09  $   0.09
 Weighted average shares
  outstanding...........     7,014     6,972     6,936     6,928     6,928     7,021     7,012
 Book value per share...  $   6.24  $   5.98  $   5.81  $   5.57  $   5.16  $   6.67  $   6.25
                                          DECEMBER 31,                        SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1994      1993      1992      1991      1990      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $ 35,248  $ 31,741  $ 29,983  $ 29,863  $ 29,683  $ 39,885  $ 35,623
Total assets............  $ 69,112  $ 70,728  $ 59,901  $ 53,040  $ 47,250  $ 71,744  $ 71,149
Long-term obligations...       --        --        --        --        --        --        --
Stockholders' equity....  $ 43,775  $ 41,797  $ 40,439  $ 38,600  $ 35,741  $ 46,826  $ 43,873

--------
(1) Historically, the Company has recorded an expense for certain promotional and marketing allowances that were shown on the face of a customer invoice as a deduction from the list price (herein referred to as the "off-invoice allowances"). Following a recent industrywide trend, the Company changed its invoicing methodology in 1995 by substantially eliminating off-invoice allowances in North America. Simultaneously, the Company reduced its list prices which are used to record net sales when products are shipped. In order to provide consistency and allow for the comparison of results between periods, costs relating to off-invoice allowances that were previously included as a selling expense (Selling, marketing and administrative expenses) were reclassified against net sales for all periods reported herein.

                   MARKET PRICES OF COMMON STOCK; DIVIDENDS

  Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol the "SWIS." The following table sets forth for the periods indicated the high and low sale prices as reported by Nasdaq.

   QUARTER ENDED                                                   HIGH    LOW
   -------------                                                  ------- ------
   1993:
     First quarter............................................... $12.375 $9.75
     Second quarter..............................................  10.375  8.625
     Third quarter...............................................  10.00   8.75
     Fourth quarter..............................................  11.25   9.00
   1994:
     First quarter...............................................   9.75   8.00
     Second quarter..............................................   8.875  6.75
     Third quarter...............................................   9.875  6.875
     Fourth quarter..............................................   9.50   7.50
   1995:
     First quarter...............................................   8.50   7.00
     Second quarter..............................................   9.125  7.625
     Third quarter...............................................   9.25   7.25
     Fourth quarter..............................................  15.25   8.875

  On October 30, 1995, the last full trading day before the execution of the Merger Agreement by Alberto-Culver and the Company, the closing sale price of the Common Stock as reported by Nasdaq was $12.50 per share. On January 4, 1996, the last trading day for which quotations were available at the time of printing this Proxy Statement, the closing sale price of Common Stock as reported by Nasdaq was $15.00 per share. At December 29, 1995, the Company estimates there were approximately 1,000 beneficial stockholders.

  Total dividend payments made quarterly by the Company in 1995, 1994 and 1993 were approximately $843,000, $842,000 and $819,000, respectively. Covenants in the Company's Loan Agreement with its bank limit the amount of cash dividend payments to 50% of annual net income.

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 29, 1995 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's four highest paid executive officers and (iv) all of the Company's directors and executive officers as a group.

                                                AMOUNT AND NATURE OF  PERCENT
               NAME AND ADDRESS                 BENEFICIAL OWNERSHIP  OF CLASS
               ----------------                 --------------------  --------
Directors and Executive Officers(1)
  Gary H. Worth................................      2,339,770(2)       33.2
  Robert Van Dine..............................        803,938(3)       11.4
  Mac Allen Culver III.........................         90,000(4)        1.3
  Eugene R. White..............................         19,000(4)          *
  G. Benjamin McClure..........................          6,000(4)          *
  Ronald A. Ahrens.............................         10,000(4)          *
  John L. Boyle................................         66,085(4)(5)       *
  Roger A. Gedney..............................        298,841(4)        4.2
    All Directors and Executive Officers as a
     Group (13 Persons)........................      3,802,644(4)       51.6(6)
Other 5% Beneficial Owners
  Alberto-Culver Company.......................      2,632,770(7)       37.4
   2525 Armitage Avenue
   Melrose Park, IL 60160
  Stephen J. Redding...........................      1,900,000(8)       27.0
  Angelina C. Redding
   P.O. Box 1640
   Santa Barbara, CA 93116
  John R. Worth................................        432,792(9)        6.1
   c/o St. Ives Laboratories, Inc.
   9201 Oakdale Avenue
   Chatsworth, CA 91311

--------
 * Denotes less than 1%.
(1) The address of all Directors and Executive Officers is c/o St. Ives Laboratories, Inc. 9201 Oakdale Avenue, Chatsworth, California 91311.
(2) 1,810,178 shares are owned by a family trust of which Mr. Worth is the trustee together with his wife; 15,000 shares are owned by Mr. Worth as an individual owner and 357,792 shares are owned by an irrevocable trust as to which Mr. Worth and his brother, John R. Worth, have shared voting power. 156,800 shares are owned by a limited partnership of which the family trust is the general partner.
(3) 748,201 shares are held by a family trust of which Mr. Van Dine is the trustee together with his wife; 55,737 shares are owned by a limited partnership of which the family trust is the general partner.
(4) Includes shares which may be acquired within 60 days by holders of non-qualified employee stock options in the following amounts: Mr. Culver-- 82,500; Mr. White--12,000; Mr. McClure--2,000; Mr. Ahrens--10,000; Mr.
    Boyle--55,000; Mr. Gedney--27,000; and all Directors and Officers as a group--338,500.
(5) 7,785 shares are held by a family trust of which Mr. Boyle is the trustee with his wife; 3,300 shares are held by a Grandchildren's Trust of which Mr. Boyle is the trustee.
(6) Calculated based upon 7,037,899 shares outstanding, plus 338,500 shares which may be acquired within 60 days by exercise of non-qualified stock options.
(7) Beneficial ownership of 2,414,770 of such shares results from Alberto-Culver's rights under the Stockholders Stock Option Agreement executed concurrently with the execution of the Merger Agreement among Alberto-Culver, Gary H. Worth and certain members of the Worth family and certain trusts and partnerships affiliated with Mr. Worth. See "The Merger-- Interests of Certain Persons in the Merger--Stockholders Stock Option Agreement."
(8) Held as trustees for the benefit of The Redding Family Trust.
(9) 75,000 shares are held personally and 357,792 shares are held in an irrevocable trust as to which John R. Worth and his brother, Gary H. Worth, have shared voting power.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company at and for the three years ended December 31, 1994, incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K/A for such period, have been incorporated in reliance on the report of Coopers & Lybrand LLP, independent certified public accountants, also incorporated by reference herein. A representative of Coopers & Lybrand LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement, if so desired.

                                 OTHER MATTERS

  At the time of preparation of this Proxy Statement, the Board knows of no other matters which will be acted upon at the Special Meeting other than the approval of the Merger Agreement and the transactions contemplated thereby. If any other matters are presented for action at the Special Meeting or at any adjournment or adjournments thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

  The Company does not plan to hold an annual meeting of stockholders during 1996 unless the Merger is not consummated. If the Merger is not consummated, stockholder proposals must have been received by the Secretary of the Company no later than December 8, 1995 in order to be considered for inclusion in the proxy materials for the Company's 1996 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors,

                                          JOHN L. BOYLE
                                          Secretary

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN
                                   AND AMONG

                            ALBERTO-CULVER COMPANY,

                                AC ACQUIRING CO.

                                      AND

                          ST. IVES LABORATORIES, INC.


                          DATED AS OF OCTOBER 30, 1995

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE 1  THE MERGER..................................................   A-1
    1.1    The Merger...................................................   A-1
    1.2    Effective Time...............................................   A-1
    1.3    Effects of the Merger........................................   A-1
    1.4    Certificate of Incorporation and Bylaws; Directors and
            Officers....................................................   A-1
    1.5    The Closing..................................................   A-2

 ARTICLE 2 EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY AND NEWCO..   A-2
    2.1    Newco Stock..................................................   A-2
    2.2    Conversion of Company Common Stock...........................   A-2
    2.3    Exchange of Certificates.....................................   A-3
    2.4    Closing of Transfer Books....................................   A-4
    2.5    No Further Ownership Rights in Common Stock..................   A-4
 ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-4
    3.1    Organization, Standing and Power.............................   A-4
    3.2    Capital Structure............................................   A-5
    3.3    Subsidiaries.................................................   A-5
    3.4    Other Interests..............................................   A-5
    3.5    Authority; Non-Contravention.................................   A-5
    3.6    SEC Documents................................................   A-6
    3.7    Absence of Certain Events....................................   A-7
    3.8    Litigation...................................................   A-7
    3.9    Compliance with Applicable Law...............................   A-8
    3.10   Employee Plans...............................................   A-8
    3.11   Employment Relations and Agreements..........................   A-9
    3.12   Limitation on Business Conduct...............................   A-9
    3.13   Title to, and Sufficiency and Condition of, Assets...........  A-10
    3.14   Environmental Laws and Regulations...........................  A-10
    3.15   Patents, Trademarks, Copyrights..............................  A-11
    3.16   Takeover Statutes............................................  A-11
    3.17   Taxes........................................................  A-11
    3.18   Brokers......................................................  A-11
    3.19   Opinion of Financial Advisor.................................  A-12
 ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND NEWCO...  A-12
    4.1    Organization, Standing and Power.............................  A-12
    4.2    Authority; Non-Contravention.................................  A-12
    4.3    Financing....................................................  A-13
    4.4    Brokers......................................................  A-13
 ARTICLE 5  COVENANTS...................................................  A-13
    5.1    Alternative Proposals........................................  A-13
    5.2    Interim Operations of the Company............................  A-14
    5.3    Meeting of the Company's Stockholders........................  A-15
    5.4    Filings, Other Action........................................  A-15
    5.5    Inspection of Records........................................  A-16
    5.6    Publicity....................................................  A-16

                                                                           PAGE
                                                                           ----
    5.7     Proxy Statement..............................................  A-16
    5.8     Further Action...............................................  A-17
    5.9     Expenses.....................................................  A-17
    5.10    Indemnification..............................................  A-17
    5.11    Takeover Statute.............................................  A-18
    5.12    Conduct of Business by Newco Pending the Merger..............  A-18
    5.13    Employee Benefits............................................  A-18
    5.14    Conveyance Taxes.............................................  A-18
    5.15    Lease........................................................  A-18
 ARTICLE 6  CONDITIONS TO MERGER.........................................  A-19
    6.1     Conditions to Each Party's Obligation to Effect the Merger...  A-19
    6.2     Conditions to Obligation of Company to Effect the Merger.....  A-19
    6.3     Conditions to Obligation of Purchaser to Effect the Merger...  A-19
 ARTICLE 7  TERMINATION..................................................  A-20
    7.1     Termination by Mutual Consent................................  A-20
    7.2     Termination by Either Purchaser or Company...................  A-20
    7.3     Termination by Company.......................................  A-21
    7.4     Termination by Purchaser.....................................  A-21
    7.5     Effect of Termination and Abandonment........................  A-21
    7.6     Extension, Waiver............................................  A-22
 ARTICLE 8  GENERAL PROVISIONS...........................................  A-22
    8.1     Nonsurvival of Representations, Warranties and Agreements....  A-22
    8.2     Notices......................................................  A-22
    8.3     Assignment; Binding Effect...................................  A-23
    8.4     Entire Agreement.............................................  A-23
    8.5     Amendment....................................................  A-23
    8.6     Governing Law................................................  A-23
    8.7     Counterparts.................................................  A-23
    8.8     Headings.....................................................  A-23
    8.9     Interpretation...............................................  A-23
    8.10    Waivers......................................................  A-23
    8.11    Incorporation of Exhibits and Schedules......................  A-23
    8.12    Severability.................................................  A-23
    8.13    Enforcement of Agreement.....................................  A-24

                                    EXHIBITS

    Lease Amendment                           Exhibit 5.15 [Not Included]
    Consulting and Non-Competition Agreement  Exhibit 6.1(e)
    Consents and Approvals                    Exhibit 6.3(f)(i) [Not Included]
    Contracts, etc., to be Terminated         Exhibit 6.3(f)(ii) [Not Included]

                                  DEFINITIONS

    Agreement............................................ Page 1, Paragraph 1
    Alternative Proposal................................. (S)5.1
    Certificate of Merger................................ (S)1.2
    Certificates......................................... (S)2.2(a)
    Change-of-Control Agreements......................... (S)3.7
    Closing.............................................. (S)1.5
    Closing Date......................................... (S)1.5
    Code................................................. (S)3.10(b)
    Common Stock......................................... Recital A
    Company.............................................. Page 1, Paragraph 1
    Company SEC Documents................................ (S)3.6(a)
    Company Benefit Plans................................ (S)3.10(f)
    Company Options...................................... (S)2.2(d)
    Company Permits...................................... (S)3.9
    DGCL................................................. (S)1.1
    Dissenting Shares.................................... (S)2.2(c)
    Draft September 30 Financial Statements.............. (S)3.6(a)
    ERISA................................................ (S)3.10(a)
    Effective Time....................................... (S)1.2
    Employment Agreements................................ (S)3.11(b)
    Environmental Laws................................... (S)3.14(a)
    Exchange Act......................................... (S)3.5(b)
    Governmental Entity.................................. (S)3.5(b)
    HSR Act.............................................. (S)3.5(b)
    Hazardous Material................................... (S)3.14(b)
    Instrument........................................... (S)3.5(a)(ii)
    Indemnified Parties.................................. (S)5.10(a)
    Lease Amendment...................................... (S)5.15
    Liens................................................ (S)3.3
    Material Adverse Change.............................. (S)3.1
    Material Adverse Effect.............................. (S)3.1
    Merger............................................... Recital A
    Merger Consideration................................. (S)2.2(a)
    Multiemployer Plan................................... (S)3.10(c)
    Newco................................................ Page 1, Paragraph 1
    Option Consideration................................. (S)2.2(d)
    Paying Agent......................................... (S)2.3(a)
    Payment Event........................................ (S)7.5
    Pension Plan......................................... (S)3.10(b)
    Plan................................................. (S)3.10(f)
    Preferred Stock...................................... (S)3.2
    Proxy Statement...................................... (S)5.7(a)
    Purchaser............................................ Page 1, Paragraph 1
    Releases............................................. (S)3.14(a)
    SEC.................................................. (S)3.6(a)
    Schedules............................................ Article 3, Paragraph 1
    Secretary of State................................... (S)1.2
    September 30 Balance Sheet........................... (S)3.13(a)
    Stock Option Agreement............................... Recital B
    Stock Plans.......................................... (S)3.2
    Subsidiary........................................... (S)3.1
    Surviving Corporation................................ (S)1.1
    Tax.................................................. (S)3.17
    Tax Return........................................... (S)3.17

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 30, 1995, between ALBERTO-CULVER COMPANY, a Delaware corporation (the "Purchaser"), AC Acquiring Co., a Delaware corporation formed as a wholly-owned subsidiary of the Purchaser to effect the Merger (as later defined) ("Newco"), and ST. IVES LABORATORIES, INC., a Delaware corporation (the "Company").

                                   RECITALS

  A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the acquisition of the Company by the Purchaser by means of a merger (the "Merger") of Newco, with and into the Company, wherein each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") not owned directly or indirectly by Purchaser, Newco or any direct or indirect wholly-owned subsidiary of Purchaser, except shares of Common Stock held by holders who comply with the provisions of Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive $15.00 per share, in cash, without interest.

  B. Concurrently with the execution hereof, in order to induce the Purchaser to enter into this Agreement, the Purchaser is entering into a Stockholders Stock Option Agreement (the "Stock Option Agreement") with certain holders of Common Stock providing for an option of Purchaser to acquire in certain circumstances, and certain voting and other restrictions with respect to, the shares of Common Stock owned beneficially or of record by such holders, upon the terms and conditions specified therein.

  C. The Purchaser, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Newco shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

  1.2 Effective Time. The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for filing by the Secretary of State of the State of Delaware (the "Secretary of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the first business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

  1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

  1.4 Certificate of Incorporation and Bylaws; Directors and Officers. (a) Subject to the terms of Section 5.10, the Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to change the name of Newco to "St. Ives Laboratories, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of Newco shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  (c) The officers of Newco at the Effective Time and such other persons as designated by Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  1.5 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Brobeck, Phlegler & Harrison, 555 South Hope Street, Los Angeles, California, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE 2

                      Effect of the Merger on Securities
                           of the Company and Newco

  2.1 Newco Stock. At the Effective Time, each share of the common stock of Newco outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

  2.2 Conversion of Common Stock. (a) Subject to Sections 2.2(b) and 2.2(c), at the Effective Time each issued and outstanding share of Common Stock shall be converted into the right to receive $15.00, in cash, without interest (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

  (b) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Common Stock held of record by the Purchaser, Newco or any direct or indirect wholly-owned Subsidiary (as defined in Section 3.1) of the Purchaser and each share of Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  (c) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

  (d) At or prior to the Effective Time, the Company shall have made arrangements, the effect of which shall be that no shares of Common Stock or other capital stock of the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock ("Company Options"). The Company shall (i) cause each Stock Plan (as defined in Section 3.2) to terminate as of the Effective Time and
(ii) grant no additional Company Options after the date of this Agreement. The Company shall take all such actions under the Stock Plans necessary so that each holder of a Company Option shall be entitled to receive immediately after the Effective Time, in cancellation and settlement of such Company Option, for each share of Common Stock subject to such Company Option an amount in cash equal to the Merger Consideration minus the per share exercise, purchase or conversion price of such Company Option as of the date hereof (the "Option Consideration"). Payment of the Option Consideration with respect to each Company Option shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Option Consideration shall be made by the Surviving Corporation to the holders of the Company Options at or as promptly as practicable after the Effective Time, without interest. Prior to consummation of the Merger and as a condition thereof, the Company shall furnish Purchaser evidence satisfactory to Purchaser of the Company's compliance with its obligations under this Section 2.2(d).

  2.3 Exchange of Certificates. (a) Prior to the Effective Time, Purchaser shall appoint a bank or trust company to act as paying agent hereunder, which shall be Chemical Mellon Trust Company (Shareholder Services), or such other entity as Purchaser and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Purchaser.

  (b) Purchaser shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

  (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Common Stock immediately prior to the Effective Time (excluding any shares of Common Stock which will be canceled pursuant to Section 2.2(b) and any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser shall specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock to be canceled as set forth in Section 2.2(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.

  (d) Purchaser shall have the right to make additional rules, not inconsistent with the terms of this Agreement, governing the payment of cash for shares of Common Stock converted into the right to receive the Merger Consideration.

  (e) None of the Purchaser, the Company, Newco, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

  2.4 Closing of Transfer Books. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

  2.5 No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

                                   ARTICLE 3

                 Representations and Warranties of the Company

  The Company represents and warrants to Purchaser that, except as set forth in schedules hereto specifically referring to the Sections hereof intended to be so qualified (the "Schedules"):

  3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement,
(a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Purchaser or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Purchaser or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  3.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the close of business on October 27, 1995, (i) 7,025,399 shares of Common Stock were issued and outstanding, (ii) 685,500 shares of Common Stock were reserved for issuance upon the exercise of outstanding Company Options and (iii) no shares of Common Stock were held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of October 27, 1995, there were (i) Company Options outstanding under the Company's 1987 Non-Qualified Stock Option Plan to acquire 282,500 shares of Company Common Stock, (ii) Company Options outstanding under the Company's 1989 Non-Qualified Stock Option Plan to acquire 236,000 shares of Company Common Stock, and (iii) Company Options outstanding under the Company's 1994 Non-Qualified Stock Option Plan to acquire 167,000 shares of Company Common Stock. The foregoing stock option plans of the Company are herein called the "Stock Plans." Except for such Company Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. Schedule 3.2 sets forth the name of each holder of a Company Option, the number of shares of Common Stock for which such Company Option is exercisable and the exercise price per share of Common Stock subject to such Company Option. Since October 27, 1995, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

  3.3 Subsidiaries. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company (except for director qualifying shares, if any) is owned by the Company, directly or indirectly, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature ("Liens") or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or (iii) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale, directly or indirectly, in each case, with respect to, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company nor are there any irrevocable proxies with respect to any shares of the capital stock of any of the Company's Subsidiaries. All of the shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable. There are no restrictions which prevent or limit the payment of dividends by any of the Company's Subsidiaries.

  3.4 Other Interests. Except for the Company's interest in its Subsidiaries, neither the Company nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

  3.5 Authority; Non-Contravention. (a) The Board of Directors of the Company has approved this Agreement and determined that the Merger is fair and in the best interests of the Company and its stockholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of:

    (i) the Certificate of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to Purchaser) or the comparable charter or organization documents of any of its Subsidiaries,

    (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license (any of the foregoing, an "Instrument") applicable to the Company or any of its Subsidiaries (other than Instruments involving aggregate payments by or to the Company of $100,000 or less), or

    (iii) subject to the governmental filings and other matters referred to in Section 3.5(b) and approval of this Agreement by the Company's stockholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to, or Company Permit (as defined in Section 3.9) of, or relating to, the Company or any of its Subsidiaries or any of their respective properties or assets.

Copies of all contracts, agreements, instruments or other documents referred to in Schedule 3.5 have been furnished to Purchaser. Schedule 3.5 lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company and its Subsidiaries as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

  (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws.

  3.6 SEC Documents. (a) Since December 31, 1992, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act or the Exchange Act (such documents filed with the SEC on or before October 30, 1995 being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser its draft unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flow, and notes thereto as of and for the three months and the nine months ended September 30, 1995 (the "Draft September 30 Financial Statements"). The financial statements of the Company included in the Company SEC Documents and the Draft September 30 Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements contained in Quarterly Reports on Form 10-Q of the Company and the Draft September 30 Financial Statements, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in stockholders' equity and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Form 10-Q of the Company as of and for the quarter ended September 30, 1995 to be filed by the Company with the SEC will comply with (ii) above and the financial statements therein will be consistent with, and not show results or financial condition differing in such a way as to constitute a Material Adverse Change from, the Draft September 30 Financial Statements.

  (b) Except as set forth in the Company SEC Documents or the Draft September 30 Financial Statements, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  (c) To the extent there are such, the Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

  3.7 Absence of Certain Events. Since December 31, 1994, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents or the Draft September 30 Financial Statements, there has not occurred (i) any Material Adverse Change in the Company; (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (v) any damage, destruction or loss with respect to property or assets of the Company or its Subsidiaries having a book value, individually or in the aggregate, of in excess of $100,000; (vi) except for regular quarterly dividends of $.0.03 per share declared and paid in accordance with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, officer or key employee of the Company or any of its Subsidiaries, except as required under any of the Change-of-Control Agreements being entered into between the employees of the Company concurrently with the execution of this Agreement (the "Change-of-Control Agreements") and any other severance agreements disclosed in Schedule 3.5; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or key employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or
(x) any increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice.

  3.8 Litigation. Except as set forth in the Company SEC Documents or the Draft September 30 Financial Statements, there are no actions, suits, proceedings, investigations or reviews pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

  3.9 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are conducting their businesses in compliance with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation in any material respect of any law (including without limitation laws relating to advertising and promotional activities by the Company and its Subsidiaries), Company Permit, ordinance or regulation of any Governmental Entity.

  3.10 Employee Plans. (a) Schedule 3.10 to this Agreement sets forth a list of each of the Company Benefit Plans (as defined below). The Company and each Subsidiary have complied with and performed in all material respects all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by them under or with respect to any of the Company Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan prior to the date hereof have been made, all accruals required to be made under any Company Benefit Plan have been made, and there are no unfunded benefit obligations with respect to any Company Benefit Plan which have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles in the Draft September 30 Financial Statements and the financial statements included in the Company SEC Documents. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Company and its Subsidiaries, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans. Neither the Company nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Company or any of its Subsidiaries required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or otherwise.

  (b) With respect to each Company Benefit Plan subject to Title IV of ERISA,
(i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or of the Subsidiaries incurring a liability under Title IV of ERISA or which could constitute grounds for terminating any pension plan of the Company or any Subsidiary ("Pension Plan"); (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Company nor any of its Subsidiaries has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Pension Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate of accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) does not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

  (c) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (complete or partial within the meanings of sections 4203 or 4205 of ERISA, respectively) in respect of any multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full. Schedule 3.10 sets forth a description of each Multiemployer Plan to which the Company or any of its Subsidiaries has ever had an obligation to contribute.

  (d) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under section 4975 of the Code with respect to any Company Benefit Plan.

  (e) Neither the Company nor any Subsidiary maintains or contributes (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

  (f) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Company Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto have been furnished to Purchaser. Schedule 3.10 sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

  3.11 Employment Relations and Agreements. (a) (i) Each of the Company and its Subsidiaries is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company or its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years.

  (b) Neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral, employment, bonus, severance, "change of control", collective bargaining or similar agreements ("Employment Agreements"). Copies of all Employment Agreements and all amendments thereto have been previously furnished to the Purchaser.

  (c) The insurance policies maintained by the Company and its Subsidiaries with respect to workers compensation and medical claims are described in
Schedule 3.11. All such insurance policies are in full force and effect; all premiums due and payable thereunder have been paid and the Company is otherwise in full compliance with the terms thereof; the Company does not know of any threatened termination of, or any proposed material premium increase with respect to any such policy; no claim or claims by the Company or any of its Subsidiaries in an aggregate amount greater than $100,000 have been questioned, denied or disputed by the underwriter of such policy; and the reserves maintained by the Company for the uninsured portion of such claims are sufficient to cover the full liability of the Company and its Subsidiaries for all claims that have been incurred and are not covered (in whole or in part, including the deductible thereon) by insurance.

  3.12 Limitation on Business Conduct. Neither the Company nor any of its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity.

  3.13 Title to, and Sufficiency and Condition of, Assets. (a) The Company and its Subsidiaries have good and marketable title, or a valid leasehold interest in, all of their respective assets and properties, whether real or personal, tangible or intangible, and including without limitation all assets and properties reflected on the balance sheet and the notes thereto (other than as covered by Section 3.15 hereof), included in the Draft September 30 Financial Statements and the notes thereto (the "September 30 Balance Sheet") or acquired after the date of the September 30 Balance Sheet (except for assets and properties sold since such date in the ordinary course of business), free and clear of any Liens except:

    (i) Liens disclosed in the September 30 Balance Sheet;

    (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves are reflected on the September 30 Balance Sheet);

    (iii) Liens arising under financing agreements of the Company identified in the September 30 Balance Sheet;

    (iv) Statutory or common law Liens relating to obligations of the Company that are not delinquent or are being contested in good faith;

    (v) Purchase money Liens of the Company that are not delinquent for the purchase of goods in the ordinary course of business consistent with past practice; or

    (vi) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

The assets so owned or leased by the Company and its Subsidiaries constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of their respective businesses.

  (b) The plants, structures, facilities, machinery, equipment, automobiles, trucks, tools and other properties and assets owned or leased by the Company and the Subsidiaries which are material to the business of the Company or to any Subsidiary are in good operating condition and repair, subject to normal wear and use, and useable in a manner consistent with their current use. All improvements on real property owned or leased by the Company conform in all material respects to applicable state and local zoning and other land use ordinances and building codes.

  3.14 Environmental Laws and Regulations. (a) The Company and its Subsidiaries are and have at all times been in compliance with all applicable Environmental Laws. The term "Environmental Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (i) pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) Releases (as defined in 42 U.S.C.
(S)9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (iii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

  (b) During the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release. Neither the Company nor its Subsidiaries has received any notice or claim that it is a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601, et seq., as amended, or similar, applicable state or local laws. There is not currently pending any notice, summons, complaint, lawsuit, citation, directive, order, notice letter, or legal or administrative action from any party or Governmental Entity with respect to alleged liabilities arising under Environmental Laws. The term "Hazardous Material" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious and medical wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), natural gas, synthetic gas and mixtures thereof,

PCBs or materials containing PCBs, asbestos and/or asbestos-containing materials or solid wastes, including but not limited to those defined in any Environmental Law and all regulations promulgated under each and all amendments thereto, or any other federal, state or local environmental law, ordinance, regulations, rule or order.

  (c) There are no underground storage tanks in or on the owned or leased properties of the Company and its Subsidiaries.

  (d) There is no friable asbestos or asbestos-containing materials at, on, or in the owned or leased properties of the Company and its Subsidiaries, except that which has been encapsulated or otherwise managed in place and in good repair. The Company has made available to the Purchaser records concerning the presence, location and quantity of asbestos-containing materials and presumed-asbestos containing materials in such properties to the extent called for in 29 CFR (S) 1910.1001(j).

  3.15 Patents, Trademarks, Copyrights. The Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being conducted and, to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing.

  3.16 Takeover Statutes. The Board of Directors of the Company has taken all appropriate action so that neither Purchaser nor Newco will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Purchaser's entry into this Agreement, the entry into the Stock Option Agreement by the parties thereto and the consummation of the transactions contemplated hereunder and thereunder.

  3.17 Taxes. (i) The Company and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company or such Subsidiary; and (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of the Company or its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Surviving Corporation will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be made in the future. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  3.18 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between Goldman, Sachs & Co. and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Purchaser.

  3.19 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the $15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock is fair to such holders.

                                   ARTICLE 4

           Representations and Warranties of the Purchaser and Newco

  The Purchaser and Newco jointly and severally represent and warrant to the Company as follows:

  4.1 Organization, Standing and Power. Each of Newco and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

  4.2 Authority; Non-Contravention. (a) Each of Newco and the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco and the Purchaser and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by Newco and the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Newco and the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, any provision of:

    (i) the Certificate of Incorporation or Bylaws of the Purchaser or the comparable charter or organization documents of any of its Subsidiaries,

    (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser or any of its Subsidiaries or

    (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on either of the Purchaser or Newco, materially impair the ability of the Purchaser or Newco to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
  (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Purchaser or Newco or the consummation by the Purchaser or Newco of the transactions contemplated hereby, except for (i) compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Purchaser or Newco is qualified to do business, (iii) such filings and approvals as may be required under the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, materially impair the ability of Purchaser or Newco to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  4.3 Financing. Purchaser and Newco possess, or have access to, sufficient funds to enable them to acquire all issued and outstanding shares of Common Stock on a fully diluted basis (including the payments required by Section 2.2(d)) pursuant to the Merger and to pay all fees and expenses payable by Purchaser and Newco related to the transactions contemplated by this Agreement.

  4.4 Brokers. No broker, investment banker or other person, other than Merrill Lynch & Co., Incorporated, the fees and expenses of which will be paid by the Purchaser, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Newco.

                                   ARTICLE 5

                                   Covenants

  5.1 Alternative Proposals. Prior to the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of the obligations under this Section 5.1; and (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal or delivers an unsolicited, bona fide, written expression of interest that could reasonably be expected to lead to an Alternative Proposal, which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to the same fiduciary standards as in the preceding clause (A), the Company keeps the Purchaser informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (A) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (B) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (C) affect any other obligation of the Company under this Agreement.

  5.2 Interim Operations of the Company. (a) From and after the date of this Agreement until the Effective Time, except as set forth in Schedule 5.2 to this Agreement or as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

    (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

    (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

    (iv) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Material Adverse Effect with respect to the Company;

    (v) Shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vi) (A) Shall not, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not, and shall not permit any of its Subsidiaries to, (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee,
  (y) increase any compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to Purchaser), or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

    (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular, quarterly dividends not exceeding $0.03 per share of Common Stock) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

    (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease, abandon or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except for purchases and sales of inventory in the ordinary course of business consistent with past practice;

    (ix) Shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities, other than to the Company or any wholly-owned Company Subsidiary and other than borrowings under existing lines of credit in the ordinary course of business and other borrowings not exceeding $250,000 in the aggregate;

    (x) Shall not, and shall not permit any of its Subsidiaries to, mortgage or otherwise encumber or subject to any lien any of its properties or assets;

    (xi) Shall not, and shall not permit any of its Subsidiaries to, make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries;

    (xii) Shall not, and shall not permit any of its Subsidiaries to, make any commitment or enter into any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of the Company and its Subsidiaries agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by the Company or the Subsidiary not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company or the Subsidiary in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

    (xiii) Shall not, and shall not permit any of its Subsidiaries to, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

    (xiv) Shall not, and shall not permit any of its Subsidiaries to, revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

    (xv) Shall not, and shall not permit any of its Subsidiaries to, make any tax election or settle or compromise any material income tax liability;

    (xvi) Shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

    (xvii) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

    (xviii) Shall not, and shall not permit any of its Subsidiaries to, except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 5.1, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any of its Subsidiaries is a party; or

    (xix) Shall not, and shall not permit any of its Subsidiaries to, agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would result in a failure of the condition to Closing set forth in Section 6.3(a).

  5.3 Meeting of the Company's Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties to its stockholders imposed by law.

  5.4 Filings, Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

  5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, (ii) furnish to the Purchaser's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (iii) instruct its employees, counsel and financial advisors to cooperate with the Purchaser in the Purchaser's investigation of the business of the Company and its Subsidiaries, and (iv) make its management personnel available for discussions with representatives of the Purchaser. Purchaser shall not contact employees of the Company without first notifying the President, Chief Financial Officer, or General Counsel of the Company.

  5.6 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  5.7 Proxy Statement. (a) The Company shall prepare and file with the SEC as soon as practicable a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the holders of Common Stock in connection with the meeting of such holders in connection with the Merger. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all amendments and supplement to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.
  (b) The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by the Purchaser specifically for use in the Proxy Statement. The Purchaser agrees that the information concerning the Purchaser provided by it in writing for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  5.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

  5.10 Indemnification. (a) From and after the Effective Time, Purchaser agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as required by applicable law or set forth in the Company's Bylaws as in effect prior to the Effective Time.

  (b) Any Indemnified Party will promptly notify Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve Purchaser or the Surviving Corporation from any indemnification obligation under this Section except to the extent Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Party and Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

  (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date hereof in Article Sixth of the Certificate of Incorporation of the Company and
Article VI of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

  (d) The Surviving Corporation shall use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this subsection (d) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance; and provided further that if the annual premiums exceed such amount, the Surviving Corporation shall be obligated to use reasonable commercial efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (e) This Section 5.10 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, Newco, the Company and the Surviving Corporation. Purchaser hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this Section 5.10.

  5.11 Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or the transactions contemplated by the Stock Option Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and the transactions contemplated by the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

  5.12 Conduct of Business by Newco Pending the Merger. Prior to the Effective Time and subject to any applicable regulatory approvals, the Purchaser shall cause Newco to (a) perform its respective obligations under this Agreement in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement.

  5.13 Employee Benefits. Purchaser will after the Effective Time, in its sole discretion, either (i) make available, or cause to be made available, for the benefit of employees of the Company and its Subsidiaries, continued participation in the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) maintained by the Company and its Subsidiaries immediately prior to the Effective Time under terms and conditions substantially similar to those in effect immediately prior to the Effective Time or (ii) make available, or cause to be made available, under terms and conditions substantially similar to the terms and conditions under which Purchaser's employees participate in Purchaser's employee benefit plans immediately prior to the Effective Time, participation in (x) employee benefit plans maintained by the Purchaser immediately prior to the Effective Time and/or (y) employee benefit plans established by the Purchaser for the benefit of employees of the Company and its Subsidiaries; provided, however, nothing contained in this Section 5.13 shall be construed to provide any employee of the Purchaser or the Company or their respective Subsidiaries, either prior to or after the Effective Time, any right to participate in, accrue or receive any benefit under or receive any equivalent benefit or compensation which would be or have been accrued or received under, any employee benefit plan maintained either by the Company or the Purchaser either prior to or after the Effective Time. Purchaser shall honor the Company's obligations or practices to pay severance to salaried employees, as set forth in writing delivered to the Company on the date hereof, whose employment is terminated without cause by the Purchaser within six months after the Closing. Any employees of the Company or its Subsidiaries who participate in Purchaser's employee benefit plans after the Closing shall be given credit thereunder for past service with the Company or its Subsidiaries.

  5.14 Conveyance Taxes. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

  5.15 Lease. Prior to the Effective Time, the Company will (i) obtain the consent of the landlord to the transactions contemplated hereby under the Company's current lease of the facility located at 20245 Sunburst Street, Chatsworth, California and (ii) enter into an amendment to the terms of such lease as set forth in Exhibit 5.15 (collectively, the "Lease Amendment").

                                   ARTICLE 6

                             Conditions to Merger

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

    (e) The Purchaser and Gary H. Worth shall have executed a Consulting and Non-Competition Agreement in the form of Exhibit 6.1(e).

  6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the conditions that:

    (a) There shall have been no intentional or willful non-performance, in any material respect, by the Purchaser of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been, in any material respect, any willfully or intentionally untrue representation or warranty of the Purchaser contained in this Agreement or in any document delivered in connection herewith.

    (b) The Purchaser shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and

    (c) The Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clauses (a) and (b).

  6.3 Conditions to Obligation of Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) (i) There shall have been no intentional or willful non-performance, in any material respect, by the Company of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been any willfully or intentionally untrue representation or warranty of the Company contained in this Agreement or in any document delivered in connection herewith, (ii) the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this

  Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (A) for changes specifically permitted by this Agreement, (B) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and
  (C) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and (iii) the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clauses (i) and
  (ii).

    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to the Company.

    (c) The Stock Option Agreement shall have remained in full force and effect through the Effective Time.

    (d) After the Effective Time, no person shall have any right under any Stock Plan (or any Company Option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.

    (e) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires the divestiture of a material portion of the business of the Purchaser and its Subsidiaries taken as a whole, or of the Company and its Subsidiaries taken as a whole or of the Surviving Corporation and its Subsidiaries taken as a whole,
  (iii) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition,
  (iv) requires the Purchaser, the Company, the Surviving Corporation or any of their respective material Subsidiaries or affiliates to cease or refrain from engaging in any material business, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

    (f) The Company shall (i) have received the consents and approvals listed in Exhibit 6.3(f)(i) in form and substance satisfactory to Purchaser and duly executed by the person or entity granting such consent or approval and
  (ii) have terminated on terms satisfactory to Purchaser the contracts, agreements and other arrangements set forth on Exhibit 6.3(f)(ii).

    (g) The Company shall have entered into the Lease Amendment.

                                   ARTICLE 7

                                  Termination

  7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of the Purchaser and the Company.

  7.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by March 31, 1996, (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1996.

  7.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in
Section 6.1(a), by action of the Board of Directors of the Company, if (a) there is an Alternative Proposal which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal (which notice shall describe the material terms of such definitive agreement), but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement; and provided further that the right to terminate this Agreement pursuant to this clause shall not be available if there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3(a) hereof, or (b) there has been a non- performance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of condition under
Section 6.2, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to
Section 7.2 or this Section 7.3 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a)(i) to the extent owed thereunder.

  7.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, (b) there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Purchaser to the Company.

  7.5 Effect of Termination and Abandonment. (a) In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter this Agreement is terminated pursuant to Section 7.3(a) or Section 7.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by such Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company shall pay the Purchaser a fee of $3,500,000, which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 7.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this
Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and except for the provisions of Sections 5.9, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and 8.13. Moreover, in the event of termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of any material provision of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  7.6 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              General Provisions

  8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 2,
Section 5.10 and this Article 8 shall survive the Merger and Section 7.5 shall survive termination.

  8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:                      If to the Company:


  Alberto-Culver Company                     St. Ives Laboratories, Inc.
  2525 Armitage Avenue                       9201 Oakdale Avenue
  Melrose Park, Illinois 60160-1163          Chatsworth, California 91311-6521
  Attention: Chief Executive Officer         Attention: Chief Executive
  (with an additional copy to the            Officer
  attention of the General Counsel)          (with an additional copy to the
  Telecopy No.: (708) 450-3110               attention of the General Counsel)
                                             Telecopy No.: (818) 993-0951

With copies to:                           With copies to:


  Bell, Boyd & Lloyd                         Brobeck, Phleger & Harrison LLP
  Three First National Plaza, Room           Spear Street Tower
  3300                                       One Market
  Chicago, Illinois 60602-4207               San Francisco, California 94105
  Attention: John H. Bitner, Esq.            Attention: John W. Larson, Esq.
  Telecopy No.: (312) 372-2098               Telecopy No.: (415) 442-1010
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  8.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement dated June 23, 1995, between the Company and the Purchaser and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.6 Governing Law. Except to the extent that Delaware law is mandatorily applicable to the Merger and the rights of the stockholders of the Company and the Purchaser, this Agreement shall be governed by, and construed in accordance with the laws of the State of Illinois applicable to contracts executed and to be performed entirely within that state without regard to the conflicts of laws principles thereof.

  8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts or the State of Illinois located in Chicago, Illinois or of the United States for the Northern District of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by Illinois law. The parties hereto irrevocably consent to service of process in the manner described in Section 8.2 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                          Alberto-Culver Company

                                                     /s/ H.B. Bernick
                                          By: _________________________________
                                                         President

                                          AC Acquiring Co.

                                                     /s/ H.B. Bernick
                                          By: _________________________________
                                                         President

                                          St. Ives Laboratories, Inc.

                                                     /s/ Gary H. Worth
                                          By: _________________________________
                                                         Chairman

                                                                 EXHIBIT 6.1(E)

                   CONSULTING AND NON-COMPETITION AGREEMENT

  This consulting and non-competition agreement (the "Agreement") is made and
entered into this   day of    , 1996, by and between ALBERTO-CULVER COMPANY, a
Delaware corporation ("AC CO.") and GARY H. WORTH ("GW").

                                   RECITALS

  GW is the founder of St. Ives Laboratories, Inc., a Delaware corporation ("St. Ives"), and the creator of the line of products sold by St. Ives and, through his creative acumen, has been instrumental in its success. GW is also the chairman of the board and chief executive officer of St. Ives and continues to direct the marketing, creative, sales and development plans for St. Ives.

  AC CO., ACACQ CO. and St. Ives have entered into an Agreement and Plan of Merger dated as of October 30, 1995 (the "Merger Agreement"), pursuant to which ACACQ CO. will be merged into St. Ives and St. Ives will become a wholly-owned subsidiary of AC CO. All capitalized terms used herein shall have the same meaning as defined in the Merger Agreement unless otherwise specified.

  Following the merger, AC CO. wishes to fully avail itself of the services of GW to continue projects currently under development and to use GW's expertise, knowledge and creativity in future product development, sales and marketing activity.

  St. Ives engages in a business that is similar to and competitive with that of AC CO. and its subsidiaries, and GW possesses special and unique knowledge regarding such business. AC CO. desires to enter into a non-competition and consulting agreement with GW, and GW is willing to enter into such a non-competition and consulting agreement, on the terms and subject to the conditions hereinafter set forth.

                                   COVENANTS

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and as a material inducement to AC CO. to enter into the Merger Agreement, the parties agree as follows:

  1.0 Consulting. GW, beginning with the date of the Merger, and until five years thereafter (the "Term of Consultation"), shall render such consulting services to AC CO. as he and the chief executive officer of AC CO. may mutually agree. GW's consulting services shall include rendering advice to AC CO. and its subsidiaries, including St. Ives, with respect to new and existing products in the toiletries, health and beauty aid, hair care and skin care fields (the "Fields"), including packaging design, creative advertising, creative promotion, brand name creativity, formulation evaluation, and fragrance formulation and evaluation. GW shall cause himself to keep abreast of developments in the areas for which he is consulting and shall make himself available to executives of AC CO. and St. Ives for reasonable periods of consulting, as mutually agreed by him and the chief executive officer of AC CO., with respect to new and existing products of AC CO. as well as new and existing products of St. Ives. GW shall be considered an independent contractor for purposes of this Section 1.0, and in connection therewith shall not be entitled to employee benefits normally associated with employment of individuals by AC CO.

  2.0 Non-Competition and Confidentiality.

    2.0.1 GW acknowledges that he has a special and unique relation to St. Ives, that during his period of consulting hereunder, he will have access to essential and confidential information regarding trade secrets, pricing and other competitively sensitive information regarding St. Ives and AC CO., and that engaging in any direct or indirect competition with AC CO. or St. Ives would be adverse to the interests of AC CO. and St. Ives and the good will of St. Ives which AC CO. is acquiring as a consequence of the Merger. Therefore,

  GW agrees that neither he nor any person or entity controlled by or under common control with him, directly or indirectly (an "Affiliate") will, for
  (i) the Term of Consultation and (ii) for a period of two years thereafter, directly or indirectly engage in or assist (as an individual or as a stockholder, trustee, partner, financier, agent, employee or representative of any person, firm, corporation or association), in any business (a "Competitive Business") which is engaged in the development, manufacture or sale of products in any of the Fields. GW acknowledges that for purposes of this Agreement, St. Ives shall be deemed to be engaged in business in all locations where its products are sold at retail, and St. Ives products are sold at retail in all counties in the State of California. It is acknowledged by GW that the competitors of AC CO. and St. Ives are located throughout the world and compete in a worldwide market, and that the competitive activities prohibited by this Agreement can be prevented only by enforcing this Agreement on a worldwide basis. This Agreement shall not prevent GW from (i) acquiring and holding not to exceed 2% of the outstanding shares of stock of any corporation which engages in a Competitive Business if such shares are listed on a national securities exchange or traded in the over-the-counter market or (ii) rendering services to Nexxus Products Company for product development for custom-labelled products produced at St. Ives's plant in Chatsworth, California in an unbilled and unpaid capacity.

    2.0.2 GW further acknowledges that during his tenure with St. Ives he made use of, acquired and added and in his consulting capacities hereunder he will be making use of, acquiring and adding to confidential information relating to the business, processes, apparatus, products, marketing methods, customer lists, trade secrets and the like, of St. Ives and AC CO. (the "Confidential Information"). GW agrees that, during and following the Term of Consultation, neither he nor any of his Affiliates will, except for the sole benefit of or with the written consent of AC CO.:

      2.0.2.1 use or disclose any of the Confidential Information to any person, firm or corporation for any purpose whatsoever for so long as and to the extent that such information has not become generally known to or available for use by the general public other than by any act or omission of GW or his Affiliates; or

      2.0.2.2 use any corporate or trade name or trademark (or similar to or derived from such marks) of St. Ives, AC CO., or any of their Affiliates for any purpose whatsoever.

    2.0.3 GW further agrees that during the Term of Consultation and for a period of two years thereafter, neither he nor any of his Affiliates will, except for the sole benefit of or with the written consent of AC CO.:

      2.0.3.1 induce any customer of St. Ives or AC CO. on the date hereof or any person or entity which becomes a customer of St. Ives or AC CO. or any of their Affiliates to patronize any Competitive Business;

      2.0.3.2 request or advise any customer of St. Ives or AC CO. on the date hereof or any person or entity which becomes a customer of St. Ives or AC CO. after the Merger, to withdraw, curtail or cancel any such customer's business with St. Ives or AC CO.; or

      2.0.3.3 solicit for employment any present employee of St. Ives or AC CO. or any future employee of St. Ives or AC CO. or request, induce, or advise any such employee to leave the employ of St. Ives or AC CO.

  3.0 Inventions. As used herein, "Invention" shall mean any procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs, or configurations of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of "Invention" under the United States patent laws. All Inventions related to present or planned business of AC CO. or St. Ives, which are conceived or reduced to practice by GW, either alone or with others, during the Term of Consultation or during a period of 120 days thereafter, whether or not done during GW's regular working hours, are the sole property of AC CO. The provisions of this Section 3.0 shall not apply to an Invention for which no equipment, supplies, facilities or trade secret information of St. Ives or AC CO. was used and which was developed entirely on GW's own time, unless (a) the Invention relates to the business of St. Ives or AC CO. or a Competitive Business, or (b) the Invention results from any services performed by

GW for St. Ives or AC CO. GW agrees to disclose promptly and in writing to AC CO., through its chief executive officer, all Inventions which are covered by this Agreement, and hereby assigns and agrees to assign to AC CO. or its nominee all of his right, title and interest in and to such Inventions. GW agrees not to disclose any of these Inventions to others, without the express consent of AC CO., except as required by his consultation services hereunder. GW agrees, at any time during or after the Term of Consultation, on request of AC CO., to execute specific assignments in favor of AC CO. or its nominee of his interest in any of the Inventions covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which AC CO. considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for such Inventions, and for the transfer of any interest he may have. GW agrees to execute any and all papers and documents required to vest title in AC CO. or its nominees in the above Inventions, patent applications, patents, and interests. GW understands that if he is not then rendering consulting services to AC CO. at the time he is requested to execute any document under this
Section 3.0, he shall receive $10.00 for the execution of each document, and $150.00 per day for each day or portion thereof spent at the request of AC CO. in the performance of acts pursuant to this Section 3.0, plus reimbursement for any out-of-pocket expenses incurred by him at AC CO.'s request in such performance. GW covenants that he has disclosed to AC CO. any and all continuing obligations which he may have with respect to the assignment of Inventions to any previous employers, and that he claims no previous unpatented inventions as his own. Copyright in all writings and other works which may be copyrighted (including but not limited to computer programs) which are related to the present or planned business of AC CO. or St. Ives and are prepared by GW during the Term of Consultation shall belong to AC CO.

  4.0 Payment. AC CO. shall pay GW the following for his consulting and non-competition and services hereunder: one-half of one percent (0.5%) of the reported net consolidated sales of branded St. Ives products, and of any other toiletries or health and beauty aid products developed by GW or by a development team with which GW has significant involvement during the Payment Period (as defined below), sold by AC CO. or any of its subsidiaries, including St. Ives, on a worldwide basis, in each calendar quarter beginning with the calendar quarter in which the Merger is effected (from the date of the Merger, in the case of the first calendar quarter) through the end of the nineteenth calendar quarter following the calendar quarter in which the Merger is effected (the "Payment Period"). Sales shall be net of discounts, returns and allowances, and shall include sales at the first level of distribution only (e.g., sales from St. Ives as a manufacturer to AC CO.'s Sally Beauty division shall be included, but not sales of those products by that division to its customers). Sales shall not include custom label products manufactured for others at St. Ives's Chatsworth, California facility. Payment shall be made within 45 days after the end of the relevant calendar quarter, and shall be paid by wire transfer to the account designated by GW. In the event that AC CO. shall fail to make any payment required under this Section 4.0 on or prior to the date on which it shall otherwise have been due, GW shall be entitled to recover from AC CO. the costs and expenses actually incurred by GW (including, without limitation, reasonable fees and expenses of counsel) in connection with collection under and enforcement of this Section 4.0, together with interest on such unpaid amount, commencing on the first date such amount became due, at a rate of 12% per annum. The net sales base amount contemplated by this Section 4.0 shall be calculated in accordance with United States generally accepted accounting principles applied on a basis consistent with those principles and assumptions applied by St. Ives prior to the Merger, provided that for purposes of converting foreign currencies to U.S. dollars, calculations shall be made as of the last day of each quarter using the exchange rate in effect on that date, as reported in The Wall Street Journal. Concurrently with each required quarterly payment, AC CO. shall provide GW with a schedule, in reasonable detail, setting forth a product line breakdown of the components of the net sales base amount for such quarter's payment. In addition, GW shall be provided with a summary of net sales on an ongoing monthly basis. To facilitate the calculation of net sales for purposes of this Agreement, AC CO. shall maintain a system of accounting during the Payment Period that will permit the tracking of net sales without substantial difficulty or material delay. In order to verify from time to time the accuracy and completeness of the calculation of net sales, GW shall be permitted to commission an audit of such calculation by an independent accounting firm of his choice; provided, however, that no more than one such audit may be performed with respect to payments due pursuant to this Section
4.0 during any twelve consecutive month period. Any such audit of net sales shall be at the sole cost and expense of GW, unless such audit shall reveal that net sales for the period examined in the audit shall have been understated by 10% or more, in which event the cost and expenses incurred in connection with such audit shall be borne by AC CO. In connection with any such audit, AC CO. shall (i) allow all designated accountants and other representatives of GW (the "Representatives") reasonable access at all reasonable times to the offices and relevant financial records and files of AC CO. and its subsidiaries, including St. Ives, (ii) furnish to the Representatives such financial and operating data and other data as such persons may reasonably request for purposes of the audit, (iii) instruct its employees, counsel and independent accountants to cooperate with the Representatives for purposes of the audit, and (iv) make its management personnel available for discussions with GW and the Representatives, provided that GW and the Representatives enter into appropriate confidentiality agreements with AC CO. In the event there is a dispute between the parties regarding the application or effect of this Section 4.0 and the payments to be made hereunder, the parties shall first attempt to negotiate in good faith to reach a mutually satisfactory agreement. If the parties shall be unable to resolve the dispute through such good faith negotiations within 30 days of the commencement thereof, the parties agree that the dispute shall then be referred to a "Big Six" accounting firm jointly selected by the independent accountants of AC CO. and GW (the "Arbitrating Firm") for resolution. The Arbitrating Firm shall be retained by the parties to review the work performed by each party with respect to the calculation of net sales for the relevant periods and resolve any issues remaining in dispute. The determination of the Arbitrating Firm shall be final, conclusive and binding on the parties, and may be submitted to court as an enforceable order. Each party shall pay its own costs with respect to the foregoing procedure, except to the extent provided above in this Section 4.0, and except that any fee payable to the Arbitrating Firm shall be paid by the party with whom such firm disagrees, or with whom such firm disagrees to the greatest extent. If the Arbitrating Firm shall agree equally with both parties, such fee shall be divided equally between AC CO. and GW. GW shall not be entitled to payments hereunder for net sales made after his death. GW shall not be entitled to reimbursement from AC CO. for any expenses incurred by him in performing his services under this Agreement, unless approved in advance by AC CO.

  5.0 Severability. If any provision of this Agreement, as applied to any party or to any circumstances, is adjudged by a tribunal to be invalid or unenforceable, the same will in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or the scope of activity covered, the parties agree that the tribunal making such determination will have the power to reduce the duration, area and/or scope of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

  6.0 Waiver. The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

  7.0 Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois (the state of AC CO.'s principal place of business) applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

  8.0 Enforcement of Agreement. The parties hereto acknowledge that (i) the covenants and restrictions set forth in Section 2.0 of this Agreement are necessary, fundamental and required for the post-Merger protection of the business of AC CO. and St. Ives, (ii) such covenants and restrictions relate to matters which are of special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value, (iii) such covenants and restrictions are material inducements to AC CO. to enter into the Merger Agreement, pursuant to which GW shall reap substantial economic benefits in connection with the acquisition of his shares of St. Ives capital stock for cash by AC CO., and (iv) a breach of any of such covenants and restrictions by GW will result in irreparable harm and damages to AC CO. which cannot be adequately compensated by a monetary award. Accordingly, GW expressly agrees that AC CO. shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin GW from breaching any such covenant or provision or to specifically enforce the provisions hereof. It is accordingly agreed that AC CO. shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts or the State of Illinois located in Chicago, Illinois or of the United States for the Northern District of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by Illinois law. The parties hereto irrevocably consent to service of process in the manner described in Section 14.0 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

  9.0 Entire Agreement. This Agreement and any documents delivered in connection herewith contain the entire agreement of the parties and supersede any and all prior oral or written understandings and agreements between them relating to GW's non-competition and consulting arrangements with the Company. This Agreement may be amended or modified only by an agreement in writing signed by both parties.

  10.0 No Right of Offset. In no event shall AC CO. have any right of offset hereunder with respect to any payments that might otherwise be owing under this Agreement.

  11.0 Attorneys' Fees. Should there hereafter be any litigation or arbitration proceeding between or among any of the parties to this Agreement alleging a breach of this Agreement or seeking enforcement of this Agreement, the prevailing party in such litigation or arbitration proceeding shall be entitled to recover his or its reasonable attorneys' fees and costs resulting from such litigation or arbitration proceeding from the unsuccessful party. For purposes of this provision, the plaintiff in a litigation or arbitration proceeding shall be deemed to be the prevailing party in such proceeding if the award to such party in the proceeding exceeds the last amount offered, if any, in settlement of the controversy by the defendant therein. This Section
11.0 shall not apply to, and shall be deemed independent of, the dispute resolution proceedings described in Section 4.0 hereof.

  12.0 Assignment.

      12.0.1 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by either party without the express written consent of the other, except that AC CO. may assign this Agreement to an Affiliate if GW's rights hereunder are not diminished thereby.

      12.0.2 It shall be a condition to the consummation of any transaction involving the sale or exchange of all or a substantial portion of AC CO.'s assets or outstanding capital stock (or securities convertible into or exercisable for such capital stock) that provision be made to ensure that the obligations set forth in this Agreement remain in full force and effect and are assumed by any acquiring party. To the extent a third party not affiliated with either AC CO. or GW would reasonably conclude that there was a reasonable likelihood that the consummation of such a transaction would materially impair or alter the rights of GW under this Agreement, AC CO. agrees that an appropriate and equitable adjustment to the arrangements contemplated by this Agreement shall be proposed to GW to permit him to receive the full benefits of his rights and the commitments of AC CO. hereunder.

  13.0 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

  14.0 Notices. Notices under this Agreement shall be deemed to have been given if delivered in person or by electronic facsimile or mailed, certified or registered mail with postage prepaid, if to GW at Century Plaza Hotel Towers, 2025 Avenue of the Stars, Room 2085, Los Angeles, California 90067 (telecopy no. 310-551-2355), and if AC CO. at 2525 Armitage Avenue, Melrose Park, Illinois 60160-1163, attention of Chief Executive Officer (with a separate copy attention of General Counsel) (telecopy no. 708-450-3110).

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          ALBERTO-CULVER COMPANY



_____________________________________     By: _________________________________
            GARY H. WORTH

                                          Name: _______________________________

                                          Title: ______________________________

                                                                        ANNEX B
                      STOCKHOLDERS STOCK OPTION AGREEMENT

  STOCKHOLDERS STOCK OPTION AGREEMENT, dated as of October 30, 1995, among ALBERTO-CULVER COMPANY, a Delaware corporation ("AC CO."), and each other entity and person listed on the signature pages hereof (each, a "Stockholder").

  WHEREAS, as of the date hereof, each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $.01 per share ("St. Ives Common Stock"), of St. Ives Laboratories, Inc., a Delaware corporation ("St. Ives"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares and any share hereafter acquired by any Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

  WHEREAS, AC CO., AC CO.'s wholly-owned subsidiary, AC Acquiring Co., a Delaware corporation ("ACACQ CO.") and St. Ives propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger (the "Merger") of ACACQ CO. with and into St. Ives; and

  WHEREAS, as a condition to the willingness of AC CO. to enter into the Merger Agreement, AC CO. has requested that each Stockholder agree, and, in order to induce AC CO. to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to grant AC CO. an option to purchase such Stockholder's Shares and to grant AC CO. certain voting rights and enter into certain other agreements with respect thereto;

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Option

  Section 1.01. Grant of Option. The Stockholders hereby grant to AC CO. an irrevocable option (the "Option") to purchase the Stockholders' Shares at a price per Share equal to $15.00 (the "Purchase Price") during the term of the Option as provided in Section 1.03 hereof.

  Section 1.02. Exercise of Option. AC CO. may exercise the Option, in whole but not in part, at any time following termination of the Merger Agreement (other than a termination pursuant to Section 7.3(b) thereof) until the expiration of the Option, provided that each of the following conditions is satisfied at the time of exercise: (a) at the time of exercise of the Option there exists an Alternative Proposal (as defined in the Merger Agreement) with respect to St. Ives; (b) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") with respect to the exercise of the Option shall have expired or been terminated; and (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Option or the delivery of Shares shall be in effect. In the event that the Option is exercisable and AC CO. wishes to exercise it, AC CO. shall give written notice (the date of such notice being herein called the "Notice Date") to the Stockholders specifying a place and date (not later than ten Business Days (as defined below) and not earlier than three Business Days following the Notice Date) for closing such purchase (the "Closing"). For the purposes of this Agreement, the term "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of Chicago.

  Section 1.03. Expiration of Option. The Option shall expire if not exercised prior to the close of business on the 120th day following termination of the Merger Agreement. The Option shall also immediately expire if the Merger Agreement is terminated pursuant to Section 7.3(b) thereof.

  Section 1.04. Payment for and Delivery of Certificates. At the Closing, (a) AC CO. shall pay the aggregate Purchase Price for the Shares being purchased from the Stockholder by wire transfer in immediately available funds of the total amount of the Purchase Price for the Shares to accounts designated by the Stockholders by written notice to AC CO., and (b) the Stockholders shall deliver to AC CO. certificates evidencing the Shares, and the Stockholders agree that the Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of the Stockholders thereon guaranteed, and with all applicable taxes paid or provided for.

  Section 1.05. Purchase Price for Option. If the Merger is consummated in accordance with the terms of the Merger Agreement, AC CO. shall pay to the Stockholders, pro rata according to the number of Shares set forth opposite each Stockholder's name on Exhibit A hereto, the sums determined in accordance with the terms set forth on Exhibit B hereto.

                                  ARTICLE II

              Representations and Warranties of the Stockholders

  Each Stockholder, severally and not jointly, hereby represents and warrants to AC CO. as follows:

  Section 2.01. Due Organization. Such Stockholder (if it is a corporation, partnership, trust or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and, assuming its due authorization, execution and delivery by AC CO., constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

  Section 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or Trust Agreement or similar organizational document of such Stockholder (if such Stockholder is a corporation, partnership, trust or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder purports to be a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Stockholder or any of its properties is bound or affected, except for such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

  Section 2.03. Title to Shares. At the Closing, such Stockholder will deliver good and valid title to its Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Subject to Permitted Liens (as defined below), which will be eliminated prior to or at the Closing, such Stockholder has full right, power and authority to sell, transfer and deliver the Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Purchase Price therefor as contemplated herein, AC CO. will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

                                  ARTICLE III

                   Representations and Warranties of AC CO.

  AC CO. hereby represents and warrants to each Stockholder as follows:

  Section 3.01. Due Organization. AC CO. is a corporation duly organized and validly existing under the laws of the State of Delaware. AC CO. has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by AC CO. have been duly authorized by all necessary corporate action on the part of AC CO. This Agreement has been duly executed and delivered by AC CO. and, assuming its due authorization, execution and delivery by such Stockholder, constitutes a legal, valid and binding obligation of AC CO., enforceable against AC CO. in accordance with its terms.

  Section 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by AC CO. do not, and the performance of this Agreement by AC CO. will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of AC CO., (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to AC CO. or by which AC CO. or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of AC CO. pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AC CO. is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by AC CO. of its obligations under this Agreement.

  (b) The execution and delivery of this Agreement by AC CO. do not, and the performance of this Agreement by AC CO. will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by AC CO. of its obligations under this Agreement.

  Section 3.03. Investment Intent. The purchase of Shares from any Stockholder pursuant to this Agreement is for the account of AC CO. (with authority to transfer only to ACACQ CO.) for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and the rules and regulations promulgated thereunder.

                                  ARTICLE IV

                         Transfer and Voting of Shares

  Section 4.01. Transfer of Shares. During the term of the Option, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge (other than Permitted Liens (as defined below)) or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to its Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any St. Ives Common Stock. Exercise of rights or remedies pursuant to bona fide pledges of Shares to banks or other financial institutions ("Permitted Liens") are not restricted by this Agreement; provided that in the case of Permitted Liens granted after the date of this Agreement, such Shares continue to be subject to the Options.

  Section 4.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint AC CO., or any nominee of AC CO., with full power of substitution, during and for the term of the Option granted by such Stockholder hereunder (or, following termination of the Merger Agreement, during such periods as the Option is exercisable), as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholder of St. Ives, or any action by written consent in lieu of a meeting of the stockholders of St. Ives pursuant to Section 228 of the Delaware General Corporation Law (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to AC CO. that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between St. Ives and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of St. Ives under the Merger Agreement or which could result in any of the conditions to St. Ives's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement, and that the proxy and voting authority created hereby are coupled with an interest in the Shares and irrevocable until termination of the Merger Agreement.

  (b) If AC CO. shall exercise the Option in accordance with the terms of this Agreement, and without additional consideration, the Stockholders shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as AC CO. may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of the Stockholder's Shares to AC CO. or ACACQ CO. and the release of any and all liens, claims and encumbrances covering the Shares.

  (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in AC CO. or ACACQ CO. the power to carry out the provisions of this Agreement.

                                   ARTICLE V

                              General Provisions

  Section 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

  (a) if to AC CO.

    Alberto-Culver Company
    2525 Armitage Avenue
    Melrose Park, Illinois 60160-1163
    Attention of Chief Executive Officer, and, separately, of General
    Counsel
    Telecopier No.: (708) 450-3110

    with a copy to:

    John H. Bitner, Esq.
    Bell, Boyd & Lloyd
    Three First National Plaza, Suite 3300
    Chicago, Illinois 60602-4207
    Telecopier No.: (312) 372-2098

  (b) If to a Stockholder, to the address set forth on that Stockholder's name on the signature page hereof.

    with a copy to:

    John W. Larson, Esq.
    Brobeck, Phleger & Harrison LLP
    Spear Street Tower
    One Market
    San Francisco, California 94105
    Telecopier No.: (415) 442-1010

  Section 5.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  Section 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  Section 5.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that AC CO. may assign all or any part of its right to purchase or vote Shares hereunder to ACACQ CO. without the consent of any Stockholder.

  Section 5.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 5.07. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts of the State of Illinois located in Chicago, Illinois or of the United States for the Northern District of Illinois, this being in addition to any other remedy to which such party may be entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement, and each party irrevocably waives personal service of any summons, complaint or other process which may be made by any other means permitted by Illinois law, and irrevocably consents to service pursuant to the notice provisions of Section 5.01 hereof. EACH PARTY HERETO FURTHER HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT HEREUNDER.

  Section 5.08. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the rights of the stockholders of St. Ives, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed and to be performed entirely within that state, without regard to the conflicts of laws principles thereof.

  Section 5.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  Section 5.10. Amendments. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          Alberto-Culver Company


                                          By         /s/  H.B. Bernick
                                             ----------------------------------
                                                    NAME: H.B. BERNICK
                                                     TITLE: PRESIDENT


          /s/ Gary H. Worth
-------------------------------------
            GARY H. WORTH

                                                     /s/ Gary H. Worth
                                          -------------------------------------
                                          Gary H. Worth and Monica Worth,
                                          Trustees of The House of Worth Trust
                                          dated July 9, 1982, as amended

                                       ++
          /s/ John R. Worth            +             /s/ Gary H. Worth
-------------------------------------  +  -------------------------------------
            JOHN R. WORTH             ++
                                       +             /s/ John R. Worth
                                       +  -------------------------------------
                                       ++ Gary H. Worth and John Worth as Co-
                                          trustees of the Worth Family Trust
                                          Under Agreement dated November 24,
                                          1990


Worth Family Partnership, L.P.


By        /s/ Gary H. Worth
   ----------------------------------
           GENERAL PARTNER

                                   EXHIBIT A

                              LIST OF STOCKHOLDERS

       NAME AND ADDRESS OF STOCKHOLDER                           NUMBER OF SHARES
       -------------------------------                           ----------------
    Gary H. Worth...............................................       15,000
     Century Plaza Hotel--Towers
     2025 Avenue of the Stars, Room 2085
     Los Angeles, CA 90067
     (310) 277-2000
     Telecopier No.: (310) 551-3355
    Gary H. Worth and Monica Worth..............................    1,810,178
     Trustees of The House of Worth Trust
     dated July 9, 1982, as amended
     c/o Gary H. Worth, at above address
    Gary H. Worth and John Worth................................      357,792
     as Co-trustees of the Worth
     Family Trust Under Agreement
     dated November 24, 1990
     c/o Gary H. Worth, at above address
    Worth Family Partnership, L.P. .............................      156,800
     c/o Gary H. Worth, at above address
    John R. Worth...............................................       75,000
                                                                    ---------
     P.O. Box 4L
     Kailua, Kena, HI 96745
     Telecopier No.: (808) 326-4179
        Total...................................................    2,414,770
                                                                    =========

                                   EXHIBIT B

  This Exhibit B is attached to and shall constitute a part of the Stockholders Stock Option Agreement, with terms defined therein having the same meaning herein.

  AC CO. will pay to the Stockholders one-half of one percent (0.5%) of the reported net consolidated sales of branded St. Ives products, and of any other toiletries or health and beauty aid products developed by Gary H. Worth, one of the Stockholders ("GW"), or by a development team with which GW has significant involvement during the Payment Period (as defined below), sold by AC CO. or any of its subsidiaries, including St. Ives, on a worldwide basis, in each calendar quarter beginning with the calendar quarter in which the Merger is effected (from the date of the Merger, in the case of the first calendar quarter) through the end of the nineteenth calendar quarter following the calendar quarter in which the Merger is effected (the "Payment Period"). Sales shall be net of discounts, returns and allowances, and shall include sales at the first level of distribution only (e.g., sales from St. Ives as a manufacturer to AC CO.'s Sally Beauty division shall be included, but not sales of those products by that division to its customers). Sales shall not include custom label products manufactured for others at St. Ives's Chatsworth, California facility. Payment shall be made within 45 days after the end of the relevant calendar quarter, and shall be paid by wire transfer to the accounts designated by the Stockholders. In the event that AC CO. shall fail to make any payment required under this paragraph on or prior to the date on which it shall otherwise have been due, the Stockholders shall be entitled to recover from AC CO. the costs and expenses actually incurred by the Stockholders (including, without limitation, reasonable fees and expenses of counsel) in connection with collection under and enforcement of this paragraph, together with interest on such unpaid amount, commencing on the first date such amount became due, at a rate of 12% per annum. The net sales base amount contemplated by this paragraph shall be calculated in accordance with United States generally accepted accounting principles applied on a basis consistent with those principles and assumptions applied by St. Ives prior to the Merger, provided that for purposes of converting foreign currencies to U.S. dollars, calculations shall be made as of the last day of each quarter using the exchange rate in effect on that date, as reported in The Wall Street Journal. Concurrently with each required quarterly payment, AC CO. shall provide the Stockholders with a schedule, in reasonable detail, setting forth a product line breakdown of the components of the net sales base amount for such quarter's payment. In addition, the Stockholders shall be provided with a summary of net sales on an ongoing monthly basis. To facilitate the calculation of net sales for purposes of this Agreement, AC CO. shall maintain a system of accounting during the Payment Period that will permit the tracking of net sales without substantial difficulty or material delay. In order to verify from time to time the accuracy and completeness of the calculation of net sales, GW shall be permitted to commission an audit of such calculation by an independent accounting firm of his choice; provided, however, that no more than one such audit may be performed with respect to payments due any Stockholder during any twelve consecutive month period. Any such audit of net sales shall be at the sole cost and expense of the Stockholders, unless such audit shall reveal that net sales for the period examined in the audit shall have been understated by 10% or more, in which event the cost and expenses incurred in connection with such audit shall be borne by AC CO. In connection with any such audit, AC CO. shall (i) allow all designated accountants and other representatives of the Stockholders (the "Representatives") reasonable access at all reasonable times to the offices and relevant financial records and files of AC CO. and its subsidiaries, including St. Ives, (ii) furnish to the Representatives such financial and operating data and other data as such persons may reasonably request for purposes of the audit, (iii) instruct its employees, counsel and independent accountants to cooperate with the Representatives for purposes of the audit, and (iv) make its management personnel available for discussions with the Representatives, provided the Representatives enter into appropriate confidentiality agreements with AC CO. In the event there is a dispute between AC CO. and the Stockholders regarding the application or effect of this paragraph and the payments to be made hereunder, they shall first attempt to negotiate in good faith to reach a mutually satisfactory agreement. If AC CO. and the Stockholders shall be unable to resolve the dispute through such good faith negotiations within 30 days of the commencement thereof, they agree that the dispute shall then be referred to a "Big Six" accounting firm jointly selected by the independent accountants of AC CO. and the Stockholders (the "Arbitrating Firm") for resolution. The Arbitrating Firm shall be retained by AC CO. and the Stockholders to review the work performed by each of AC CO. and the Stockholders with respect to the calculation of net sales for the relevant periods and resolve any issues remaining in dispute. The determination of the Arbitrating Firm shall be final, conclusive and binding on the parties, and may be submitted to court as an enforceable order. Each party shall pay its own costs with respect to the foregoing procedure, except to the extent provided above in this paragraph, and except that any fee payable to the Arbitrating Firm shall be paid by AC CO. or the Stockholders, according to which side such firm disagrees with, or with which such firm disagrees to the greatest extent. If the Arbitrating Firm shall agree equally with AC CO. and the Stockholders, such fee shall be divided equally between AC CO. and the Stockholders. In no event shall AC CO. have any right of offset hereunder with respect to any payments that might otherwise be owing under this Agreement.

               [Letterhead of Goldman Sachs & Co. Appears Here]
                                                                        ANNEX C



October 30, 1995

Board of Directors
St. Ives Laboratories, Inc.
9201 Oakdale Avenue
Chatsworth, California 91311

Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of St. Ives Laboratories, Inc. (the "Company") of the $15 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger dated as of October 30, 1995 among the Alberto-Culver Company ("Alberto-Culver"). AC Acquiring Co., a wholly-owned subsidiary of Alberto-Culver, and the Company (the "Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time. We have also provided certain investment banking services to Alberto-Culver from time to time, including acting as managing underwriter of a public offering of 5 1/2% Convertible Subordinated Debentures due June 30, 2005 of Alberto-Culver on July 13, 1995, and may provide investment banking services to Alberto-Culver in the future.

  In connection with this opinion, we have reviewed, among other things, the Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the hair and skin care industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

  Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the $15 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,

/s/ GOLDMAN SACHS & CO.
-----------------------
Goldman Sachs & Co.

                                                                        ANNEX D

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
                    SUBCHAPTER IX. MERGER OR CONSOLIDATION

                        SECTION 262--APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, (S) 252, (S) 254, (S) 257, (S) 258, (S) 263
or (S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

 P
 R
 O
 X
 Y



                          ST. IVES LABORATORIES, INC.
              SPECIAL MEETING OF STOCKHOLDERS -- FEBRUARY 6, 1996
 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ST. IVES
                               LABORATORIES, INC.

  The undersigned stockholder of St. Ives Laboratories, Inc., a Delaware corporation ("St. Ives"), hereby appoints Mac Allen Culver III and John L. Boyle, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Special Meeting of Stockholders to be held on Tuesday, February 6, 1996, at 9:00 a.m. local time, at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, and at any adjournments or postponements thereof and in connection therewith to vote and represent all of the shares of common stock of St. Ives which the undersigned would be entitled to vote.

  Said proxies and attorneys, and each of them, shall have all the powers which the undersigned would have if voting in person, and the undersigned hereby ratifies and confirms all that said proxies and attorneys, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting and all matters which may properly come before the meeting but which are not specified by the Board of Directors at the time of the solicitation of this proxy. The undersigned hereby revokes any other proxies to vote at such meeting.

  Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on this proxy. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE "FOR" PROPOSAL 1 AND WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES.

                                                              SEE
                                                            REVERSE
                                                              SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 1.

                                        I plan to attend the meeting [ ]

1. PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 30, 1995, AMONG ST. IVES LABORATORIES, INC., ALBERTO-CULVER COMPANY, AND AC ACQUIRING CO. AND APPROVE THE MERGER CONTEMPLATED THEREBY.

FOR AGAINST ABSTAIN
[ ]   [ ]     [ ]

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD IN THE ENVELOPE PROVIDED. The undersigned acknowledges receipt of the copy of the Notice of Special Meeting and Proxy Statement (with all enclosures and attachments) dated January 8, 1996, relating to the Special Meeting.

(This proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature: ____________________________________________ Date __________________

Signature: ____________________________________________ Date __________________

            "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING
                       EQUIPMENT WILL RECORD YOUR VOTES"

-------------------------------------------------------------------------------
                               DETACH AND RETURN

THIS IS YOUR PROXY CARD. PLEASE VOTE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.